Exhibit 10.23

AMENDED AND RESTATED
JOINT VENTURE AGREEMENT
This Amended and Restated Joint Venture Agreement (“Agreement”) is entered into as of October 27, 2015 (the “Effective Date”), by and among, Bunge Global Innovation, LLC, a Delaware limited liability company, with a place of business at 50 Main Street, White Plains, NY 10606 (“BGI”), Bunge Coöperatief UA, a Dutch cooperative, with a principal place of business at Weena 320, 3012 NJ, Rotterdam, The Netherlands (“Bunge Netherlands”), and Bunge Açúcar Bioenergia Ltda., a Brazilian limitada, with a principal place of business at Rua Diogo Moreira, 184, 10th floor, São Paulo/SP, Brazil (“Bunge Brazil”, together with BGI, Bunge Netherlands and its Affiliates, collectively, the “Bunge Group”); Solazyme, Inc., a Delaware company with a principal place of business at 225 Gateway Boulevard, South San Francisco, CA 94080 (“Solazyme, Inc.”) and Solazyme Brasil Óleos Renováveis e Bioprodutos Ltda., a Brazilian limitada with a principal place of business at Rua Diogo Moreira, 185, 4th floor unit 41, São Paulo/SP, Brazil (“Solazyme Brazil”, together with Solazyme, Inc. and its Affiliates, collectively, the “Solazyme Group”); and Solazyme Bunge Renewable Oils Coöperatief U.A., a Dutch cooperative, with a principal place of business at 225 Gateway Boulevard, South San Francisco, CA 94080 (the “Company”), Solazyme Bunge Produtos Renováveis Ltda., a Brazilian limitada with a principal place of business at Fazenda Moema, without number, Zona Rural, Orindiúva, São Paulo, 15480-000, Brazil (“SB Oils”), and Solazyme Bunge Renewable Oils II Coöperatief U.A., a Dutch cooperative, with a principal place of business at 225 Gateway Boulevard, South San Francisco, CA 94080 (“SBO Holdco, and together with the Company and SB Oils, the “JV Companies”).
W I T N E S S E T H:
WHEREAS, the Bunge Group is a global processor of soybeans, rapeseed, canola, sunflower seeds, corn, wheat, sugar cane and other agricultural commodities used to make products and ingredients with numerous applications.
WHEREAS, the Solazyme Group is engaged in the renewable oil and bioproducts business, with expertise and intellectual property in the area of the use of microbes as biocatalysts for converting carbon sources into lipids in non-photosynthetic processes.
WHEREAS, certain of the parties hereto, and other Affiliates of the parties, entered into a Joint Venture Agreement dated March 30, 2012 (the “Original Joint Venture Agreement”) and certain ancillary agreements to establish a joint venture to construct a production facility that manufactures triglyceride oils through microbe-based catalysis and related receiving, processing and storage tanks and equipment located in Moema, Brazil (the “Moema Facility”), operate the Moema Facility and produce triglyceride oil products for use and sale in Brazil (the “Initial Joint Venture”).

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

WHEREAS, on the date hereof, the parties are entering into this Agreement and certain parties or their Affiliates are entering into, or amending and restating, certain ancillary agreements to expand the Initial Joint Venture to research, develop, manufacture, market and sell certain additional products, as set forth in this Agreement and the other JV Agreements.
WHEREAS, subject to the terms and conditions set forth herein, the Parties wish to amend and restate the Original Joint Venture Agreement on the terms set forth herein.
NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARCTILE 1
DEFINITIONS AND INTERPRETATION
1.1    Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified herein or in Exhibit A.
1.2    Interpretation. Whenever the context requires, any pronoun shall include the corresponding masculine, feminine and neuter forms. Terms defined in the singular shall have the same meanings when used in the plural and vice versa. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” References to statutes or regulations include all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to herein. All references to “Party” and “Parties” shall be deemed references to parties to this Agreement or, where the context requires, to Solazyme, Inc. and Bunge Netherlands as the equity holders of the Company. Except as specifically otherwise provided in this Agreement, a reference to an Article, Section or Exhibit is a reference to an Article, Section or Exhibit of this Agreement, and the terms “hereof,” “herein,” and other like terms refer to this Agreement as a whole, including the Exhibits. The term “or” is used in its inclusive sense (“and/or”). The terms “Dollars” and “$” shall mean United States Dollars. The term “MT” shall mean metric tonnes. In the event of a conflict between any provision of the articles of association of the Company and any provision of this Agreement, each Party agrees to cause the provision of the articles of association of the Company to be amended to conform to the relevant provision of this Agreement to the fullest extent permitted by Applicable Law.
1.3    Headings. The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 2
GENERAL PROVISIONS
2.1    Formation of the Joint Venture. The Bunge Group and the Solazyme Group, pursuant to the Original Joint Venture Agreement, formed the Initial Joint Venture to combine certain capital, technological expertise and Technology of the Solazyme Group with certain capital, manufacturing expertise and access to feedstock of the Bunge Group in order to develop and manufacture certain products in the Moema Facility for use in Brazil. The Bunge Group, the Solazyme Group and the JV Companies through this Agreement are expanding the Initial Joint Venture to research, develop, manufacture, market and sell certain additional products as set forth in this Agreement and the other JV Agreements (the “Joint Venture”).
2.2    Purpose of the Joint Venture. The Joint Venture is being established for the purpose of:
(a)    Researching, developing, manufacturing, marketing and selling triglyceride oil products obtained through Microbe-Based Catalysis for which the JV Companies have rights, primarily rights licensed to the Company in the Solazyme Development Agreement (the “Business”); and
(b)    Engaging in such other business as the equity holders of the Company may determine. The terms of any exclusive relationship or non-compete that may be applicable to any such other business shall be as mutually agreed among the equity holders of the Company at the time of their approval of entry into such other business. The Articles of Association of SB Oils shall also be amended if and when the quotaholders decide that the Company and SB Oils should engage in other businesses.
2.3    Name. The Business shall be conducted under the name “Solazyme Bunge Renewable Oils” and such other names as the Board may from time to time determine to be necessary or advisable.
2.4    Places of Business of the Joint Venture. The principal place of business of the Company shall be 225 Gateway Boulevard, South San Francisco, CA 94080, or such other place as the Board may from time to time determine. The principal place of business of SB Oils shall be the City of Orindiúva, State of São Paulo, Brazil, or such other place as the SB Oils Officers may from time to time determine. The principal place of business of SBO Holdco shall be 225 Gateway Boulevard, South San Francisco, CA 94080, or such other place as the Board may from time to time determine. The JV Companies may have such offices as their respective governing boards may from time to time deem necessary or advisable.

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.5    No Liability to Third Parties. The debts, obligations and liabilities of any JV Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of such JV Company, and no other Party shall be obligated for any such debt, obligation or liability of such JV Company solely by reason of being a party to this Agreement or an equity holder of a JV Company.
2.6    Intent. It is the intent of the Parties that the Company, SB Oils and SBO Holdco each be operated in a manner consistent with their treatment as partnerships or disregarded entities for U.S. federal and state income tax purposes. The JV Companies shall each take all appropriate actions to ensure that the JV Companies and any of their subsidiaries shall be treated as partnerships or disregarded entities for U.S. federal and state income tax purposes, including the making of available tax elections. No election may be made to treat any of the JV Companies or any of their subsidiaries as a corporation for U.S. federal or state income tax purposes without the written consent of Solazyme, Inc. and BGI. It is also the intent of the Parties that no JV Company be operated or treated as a “partnership” for purposes of section 303 of the United States Bankruptcy Code, or for any purposes other than tax purposes. None of the Parties, including the JV Companies, shall take any action inconsistent with the express intent of the Parties as set forth in this Section 2.6.
2.7    Title to Property. All real and personal property owned by a JV Company shall be owned by such JV Company, and no Party shall have any direct ownership interest in such property, and each Party’s respective interest in the JV Companies, if any, shall be personal property for all purposes. Except as otherwise provided in this Agreement, each JV Company shall hold all of its real and personal property in its own name and not in the name of any other Party.

ARTICLE 3
PERCENTAGE INTERESTS AND INCORPORATION ACTIVITIES
3.1    Ownership of the Company. As of the Effective Date, the percentage ownership interest of each Party in the Company (“Percentage Interest”) was as follows:
(a)    Solazyme, Inc. – 50.1%; and
(b)    Bunge Netherlands – 49.9%.
3.2    Ownership of SB Oils. As of the Effective Date, the percentage ownership interests of SB Oils was as follows:
(a)    The Company – 99%; and

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)    SBO Holdco – 1%.
3.3    Ownership of SBO Holdco. As of the Effective Date, the Company owned one hundred percent (100%) of the ownership interests of SBO Holdco.
3.4    Additional Members of the Joint Venture. Other than pursuant to transfers complying with the restrictions of Article 12 or Section 20.5(a), the Joint Venture shall not be expanded to include any additional members without the prior written consent of (a) BGI, to the extent that members of the Bunge Group own, collectively, a Percentage Interest of at least ten percent (10%) at the applicable time and (b) Solazyme, Inc., to the extent that members of the Solazyme Group own, collectively, a Percentage Interest of at least ten percent (10%) at the applicable time.

ARTICLE 4
CAPITAL CONTRIBUTIONS AND CERTAIN FINANCIAL TERMS
4.1    Capital Contributions. The Parties hereby confirm that the applicable Parties have made the contributions, and performed the acts, set forth in Section 4.1 of the Original Joint Venture Agreement.
4.2    Additional Capital Contributions.
(a)    Subject to Section 4.5, additional capital contributions (“Capital Contributions”) to the JV Companies from the Parties shall require the prior approval of the Board. Subject only to the immediately foregoing sentence and to Section 4.2(b), no Party shall be required to make any Capital Contributions to any JV Company. Subject to Section 4.2(b), if the Board approves additional Capital Contributions it shall provide notice (or direct that such notice be provided) to Bunge Netherlands and Solazyme, Inc. requiring the payment of such additional capital (a “Capital Call”). Any Capital Call shall set forth inter alia (i) the total amount of the additional capital required and each Party’s share thereof, which shall be in proportion to each Party’s Percentage Interest as set forth in Section 4.3 (except in the case of Capital Calls made pursuant to the first sentence of Section 4.3), (ii) the date upon which such additional capital is to be contributed and (iii) any other reasonable and customary terms and conditions relating thereto.
(b)    Attached as Exhibit B is a preliminary forecast and model covering the first twenty-four (24) months after the Effective Date (the “Forecast Period”). This forecast and model shall be revised and updated by the Parties by December 31, 2015 and upon the written consent of Solazyme, Inc. and BGI replace the preliminary forecast and model attached as Exhibit B and thereafter be deemed to be the “Forecast” for the purposes of this Agreement.

The Bunge Group and the Solazyme Group hereby agree to fund through Capital Calls the expected operational losses of the Joint Venture up to the amount set forth in the Forecast only if (i) for quarters commencing after *, the actual operational loss is not more than * greater than set forth in the Forecast for any two consecutive calendar quarters, (ii) each quarterly Capital Contribution for this purpose is approved by the Board as set forth in Section 4.2(a) and (iii) there is quarterly confirmation from each equity holder in the Company, in its sole discretion, that the Joint Venture, on a consolidated basis, is reasonably on a path to profitability and to cash flow from operations breakeven before the end of the Forecast Period.
4.3    Draw-Down of Additional Capital Contributions. The Company shall initially (i.e. for so long as the equity ownership of the Company remains 50.1%/49.9%) draw down additional Capital Contributions that have been approved by the Board equally (50%/50%) from Solazyme, Inc. and Bunge Netherlands, as needed to fund the JV Companies. Capital Calls contemplated by Section 4.2(a) are expected to occur no more frequently than once per calendar quarter. If the Percentage Interests of the Parties change from the Percentage Interests set forth in Section 3.1, draw-downs of additional Capital Contributions thereafter shall be pro rata in accordance with the Percentage Interests of the Parties. Individual draw-downs shall be for amounts not less than One Million Dollars ($1,000,000) and Solazyme, Inc. and Bunge Netherlands shall receive written notice of the draw-downs together with payment instructions not less than thirty (30) days in advance of the draw-down due date.
4.4    Failure to Fund Capital Contributions. If a Party does not fund all or any portion of a Capital Call by the due date specified in a draw-down notice properly delivered in accordance with Section 4.2 and Section 4.3, the non-funding Party (either Bunge Netherlands or Solazyme, Inc.) shall be provided with a notice of deficiency and shall have ten (10) Business Days to fund the deficient portion of its Capital Call. If the non-funding Party fails to pay the deficient portion of the Capital Call within such ten (10) Business Day period, then the other Party (to the extent that such other Party has fully funded its Capital Call) shall have the opportunity to fund the deficient portion of the non-funding Party’s Capital Call and if it does so, the Parties’ respective Percentage Interests shall be adjusted to reflect the funding Party’s increased capital contribution. If neither Party funds the deficient portion of a Capital Call, the respective Percentage Interests of the Parties shall be adjusted to reflect the unequal Capital Contributions. The adjustment of the Percentage Interests due to the failure to make equal Capital Contributions under this Article 4 shall be made on the basis of the total cash contributions made by each Party to the Company. Exhibit C provides an example of how this adjustment is calculated. The failure of a Party to fund all or any portion of a Capital Call shall not be deemed a material breach of this Agreement, and the adjustment set forth in this Section 4.4 shall be the sole remedy for any such failure.
4.5    Voluntary Loans and Capital Contributions.

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a)    Notwithstanding Section 6.5(a)(vi) and Sections 6.5(b)(iii), (iv) and (xi), if representatives of the Bunge Group or the Solazyme Group (the “Proposing Party”) request that the Company make a Capital Call to fund Core Operating Expenses or to fund the expenses for the manufacture of Confirmed Orders, and the Company fails to make the Capital Call within ten (10) days after such request due to the actions or inactions of either the Bunge Group or the Solazyme Group (the “Declining Party”) (such as by voting down the request at a Board meeting or in a Member vote pursuant to Section 6.5(a)(iv) or refusing to take part in such a decision), then the Proposing Party may choose to make one or more loans to one or more of the JV Companies, each of which shall be evidenced by, and on the terms set forth in, this Agreement and the form of Note to be attached hereto as Exhibit D (each, a “Note”). The Bunge Group and the Solazyme Group shall use their respective best efforts to agree to a form of Note to be attached hereto as Exhibit D within thirty (30) days following the Effective Date, and such form of Note, as so agreed in writing, shall be Exhibit D hereto. The form of Note shall provide, among other things, (i) for interest at LIBOR plus 15% per annum, with principal and interest payable in cash on the maturity of the Note, (ii) that the Note may be accelerated upon a payment default, a cross default by any JV Company under another obligation or judgment of at least a dollar figure to be agreed, or upon customary insolvency events, (iii) that the Note shall be prepayable at any time without penalty and (iv) that each Note will be pari passu with each other Note. Upon the issuance of any Note, the Bunge Group and the Solazyme Group will use their respective best efforts to cause such Note to be secured by all assets of the JV Companies that are not pledged to BNDES, under the Working Capital Agreement or otherwise.
(b)    With respect to the aggregate principal amount of Notes issued per quarter, the Proposing Party may loan up to its good faith estimate of the amount required to fund Core Operating Expenses and the manufacture of Confirmed Orders for the succeeding ninety (90) days. Each such Note shall mature on the first anniversary of the issuance of the first such Note to be issued (the “First Maturity Date”), provided that the Proposing Party may elect to extend the maturity of all such Notes until a date up to six (6) months following the First Maturity Date (the “Outside Maturity Date”), so long as the Declining Party does not object to such extension in writing within ten (10) days after notice from the Proposing Party that it desires to make such extension. The JV Companies shall accept such loan(s), deliver executed counterparts of such Notes as shall be requested by the Proposing Party, and apply the proceeds of such loan(s) as directed by the Proposing Party to fund Core Operating Expenses or to fund the expenses for the manufacture of Confirmed Orders. In the event that the Company fails to execute one or more Notes evidencing such loans, such loans will, from and after the tender of the principal amount thereof by the Proposing Party to a JV Company, be deemed evidenced hereby and will be governed by the terms set forth herein and in the form of Note to be attached hereto as Exhibit D.
(c)    At any time prior to the maturity of all outstanding Notes, the Declining Party may make a voluntary Capital Contribution to the Company in an amount equal to one half

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

of the aggregate principal and interest then accrued on all outstanding Notes. The Company shall accept such Capital Contribution and use the proceeds of such Capital Contribution to prepay half the outstanding aggregate principal amount and accrued interest on such Notes, in reverse chronological order of issuance, with accrued interest on each Note being prepaid prior to its principal. The remaining half of the aggregate principal and accrued interest on such Notes shall, upon the repayment contemplated by this Section 4.5(c), be cancelled and such cancellation considered a Capital Contribution of the Proposing Party, such that following the Capital Contribution, Note repayment and debt cancellation contemplated by this Section 4.5(c), the Parties’ relative Percentage Interests shall remain unchanged. From and after such events, this Section 4.5 shall be construed as though no voluntary loans had been made to the Company pursuant hereto.
(d)    If either (i) all outstanding Notes are not repaid in full by the Company on or before the First Maturity Date or the Outside Maturity Date, as applicable, or (ii) all such outstanding Notes are so repaid but the Declining Party declines to approve (and fund) a Capital Call request made by the Proposing Party in an amount up to the Proposing Party’s good faith estimate of the amount required to fund normal operations of the JV Companies for the succeeding ninety (90) days, which request is made within thirty (30) day of the First Maturity Date or the Outside Maturity Date, as applicable, then the Proposing Party shall have the right to provide the Notice Party affiliated with the Declining Party with an Article 9 Notice and proceed with the procedures set forth in Section 9.2. To be timely, the Proposing Party must (and may) deliver the Article 9 Notice under this Section 4.5(d) within thirty (30) day after (A) the First Maturity Date or the Outside Maturity Date, as applicable, if the Notes are not repaid in full on the applicable maturity date or (B) the Proposing Party’s request for the associated Capital Call if the Notes are repaid in full on the applicable maturity date.
(e)    Except as contemplated by Section 4.5(c), no voluntary (i.e. not in response to a Capital Call) Capital Contributions may be made by any Party at any time.
4.6    No Interest on or Right to Withdraw Capital Contributions. No interest shall be paid on any Capital Contribution to a JV Company or on the balance in any capital account of a JV Company. No Party shall have the right to withdraw its Capital Contributions or to demand or receive a return of its Capital Contribution.
4.7    Cash Distributions and SB Oils Allocations.
(a)    Cash distributions from SB Oils related to distributions of profits or return of capital, and allocations of profits and losses of SB Oils shall be made solely to the Company. Unless unanimously determined otherwise by the quotaholders of SB Oils, cash distributions for a Fiscal Year shall be made in arrears in an amount equal to Free Cash Flow for such Fiscal Year

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

less Reasonable Reserves. Such distributions shall be made within ten (10) Business Days of the finalization of SB Oils financial statements for such Fiscal Year.
(b)    Cash distributions from the Company related to distributions of profits or return of capital shall be made in accordance with the Percentage Interests of the Parties. Unless determined otherwise by the Board, cash distributions for a Fiscal Year shall be made in arrears in an amount equal to Free Cash Flow for such Fiscal Year less Reasonable Reserves. Such distributions shall be made within ten (10) Business Days of the finalization of the Company’s financial statements for such Fiscal Year.
(c)    Notwithstanding Sections 4.7(a) and (b), within forty-five (45) calendar days after the end of each of the first three (3) quarters of each Tax Year, SB Oils shall distribute to the Company, and the Company shall then distribute to each Member (the “Estimated Tax Distributions”), an amount of cash equal to the highest Estimated Tax Distribution Amount of any Member for such quarter. Within ninety (90) calendar days after the end of each Tax Year, SB Oils shall distribute to the Company, and the Company shall then distribute to each Member (the “Annual Tax Distribution” and together with the Estimated Tax Distributions, the “Tax Distributions”) an amount of cash equal to the greatest number for any Member calculated as follows: (i) such Member’s Annual Tax Distribution Amount for such Tax Year minus (ii) the sum of such Member’s Estimated Tax Distributions for such Tax Year. Tax Distributions to a Member shall be treated as an advance of, and shall reduce the amount of, the distributions otherwise payable to such Member pursuant to Section 4.7(a) and (b).
(d)    The Company is authorized to withhold from distributions (or with respect to allocations) to the Members and to pay over to any U.S. federal, state or local, or Dutch, Uruguayan or foreign government, any amounts that it reasonably determines may be required to be so withheld pursuant to the Code or any provisions of any other U.S. federal, state or local, or Dutch, Uruguayan or other foreign law. All amounts withheld pursuant to the Code or any provision of any U.S. state or local, or Dutch, Uruguayan or foreign tax law, with respect to any allocation or distribution to any Member shall be treated as amounts distributed to such Member for all purposes under this Agreement.
4.8    Financial Consolidation. It is the intention of the Parties that Solazyme, Inc. consolidate the financial results of the JV Companies with the financial results of Solazyme, Inc. The Parties each agree to provide reasonable accommodations to enable Solazyme, Inc. to consolidate the financial results of the JV Companies with the financial results of Solazyme, Inc. to the extent allowable under United States generally accepted accounting principles (“U.S. GAAP”).

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 5
TAX MATTERS
5.1    Capital Accounts.
(a)    The Company shall maintain a separate Capital Account for the Members according to the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Determinations regarding the fair market value of property contributed to or distributed by the Company shall, solely for purposes of maintaining Capital Accounts, be made by the Tax Matters Partner. In the event the Tax Matters Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with Regulations under Code Section 704, the Tax Matters Partner may make such modification as appropriate.
(b)    For purposes of computing the amount of any item of Company income, gain, loss or deduction to be allocated to the Capital Accounts pursuant to this Article 5, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose), provided that:
(i)    The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(1)(B) or Code Section 705(a)(2)(B) and Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for U.S. federal income tax purposes.
(ii)    If the Book Value of any Company asset is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset.
(iii)    Items of income, gain, loss or deduction attributable to the disposition of any Company asset having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such asset.
(iv)    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(v)    If Company assets are distributed to the Members in kind, such distributions shall be treated as sales of such assets for cash at their respective fair market values.
(vi)    If the Book Value of any Company asset differs from its adjusted basis for tax purposes as of the beginning of any Fiscal Year or other period, then in lieu of the depreciation, amortization and other cost recovery deductions taken into account with respect to such asset in computing the Company’s taxable income or loss for such Fiscal Year or other period, there shall be taken into account with respect to such asset an amount that bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis (unless the adjusted tax basis is equal to zero, in which event the amount of depreciation, amortization or other cost recovery that will be taken into account shall be determined under any reasonable method selected by the Tax Matters Partner).
(c)    Upon a transfer of interests in the Company, the transferee shall succeed to the Capital Account and other rights to distributions of the transferor.
5.2    Adjustment of Book Value of Company Assets. The Company may (at the discretion of the Tax Matters Partner) adjust the Book Value of each of the Company’s assets to equal such asset’s gross fair market value (as determined by the Tax Matters Partner) upon the occurrence of any of the events described in Treasury Regulation Section 1.704-1(b)(2)(iv)(f).
5.3    Allocations. Except as otherwise provided in this Section 5.3 and in Section 5.4, items of Company income, gain, loss or deduction for any Fiscal Year shall be allocated among the Members in such a manner that, as of the end of such Fiscal Year, the Capital Account of each Member (increased by the amount of partnership minimum gain and partner nonrecourse debt minimum gain that would be charged back to such Member as determined pursuant to Treasury Regulation Section 1.704-2 in connection with the deemed asset sale described below) shall as nearly as possible be equal to the amount that would be distributed to such Member if the Company were to (i) liquidate the assets of the Company for an amount equal to their Book Value, (ii) satisfy all of the debts, liabilities and obligations of the Company for their book value and (i) distribute the remaining proceeds in accordance with Section 18.1.
5.4    Special Allocations.
(a)    Notwithstanding any other provision of this Article 5, if there is a net decrease in “partnership minimum gain” or “partner nonrecourse debt minimum gain” (as defined in applicable Regulations under Code Section 704) for any Fiscal Year, then items of income and gain for such year (and, if necessary, subsequent years) shall be specially allocated

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

among the Members in accordance with requirements of Treasury Regulation Sections 1.704-2(f) and (i). This Section is intended to comply with the “minimum gain chargeback” requirements of such Regulations and shall be interpreted consistently therewith.
(b)    If any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain shall be specially allocated to such Member in accordance with the requirements of Treasury Regulation Section 1.704-1(b)(2)(ii)(d). This Section is intended to comply with the “qualified income offset” provision of such Regulations and shall be interpreted consistent therewith.
(c)    If and to the extent that the allocation of any “nonrecourse deductions” (within the meaning of Treasury Regulation Section 1.704-2(b)(1)) for any Fiscal Year would not otherwise satisfy the requirements of Treasury Regulation Section 1.704-2(e), then such nonrecourse deductions shall be specially allocated among the Members in proportion to their Percentage Interests or as otherwise required by Regulations under Code Section 704.
(d)    The allocations set forth in this Section 5.4 (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulation Section 1.704-1(b). The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate income, gains, losses and deductions of the Company or make Company distributions. Accordingly, notwithstanding the other provisions of this Article 5, but subject to the Regulatory Allocations, income, gains, losses and deductions shall be allocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if income, gains, losses and deductions had been allocated without reference to the Regulatory Allocations.
5.5    Tax Allocations.
(a)    Except as provided in Sections 5.5(b) and (c), the income, gains, losses and deductions of the Company will be allocated, for U.S. federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions among the Members for computing their Capital Accounts.
(b)    Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its Book Value. Any elections or other decisions relating to such allocation shall be made by the Tax Matters Partner.

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)    If the Book Value of any Company asset is adjusted pursuant to the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Book Value in the same manner as under Code Section 704(c). Any elections or other decisions relating to such allocation shall be made by the Tax Matters Partner.
(d)    Allocations of tax credits, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Tax Matters Partner taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).
(e)    Allocations pursuant to this Section 5.5 are solely for purposes of U.S. federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of distributions or other Company items pursuant to any provision of this Agreement.
5.6    No Obligation to Restore. Notwithstanding anything to the contrary in this Agreement, no Member shall have any obligation to make any capital contributions for the purpose of eliminating or diminishing a negative Capital Account balance and a negative Capital Account balance shall not be considered a liability owed by such Member to the Company or to any other person for any purpose whatsoever.
ARTICLE 6
MANAGEMENT OF THE JOINT VENTURE
6.1    Management. The management and control of the business and affairs of SB Oils shall be vested with the four (4) officers of SB Oils specifically named in Section 6.8 (the “SB Oils Officers”), or such other number of officers as determined from time-to-time by the Board. The management and control of the business and affairs of the Company shall be vested with its managing directors (the “Board”), who shall also monitor and manage the Joint Venture (including oversight and direction of the SB Oils Officers), whether directly, or through its influence with personnel associated with the JV Companies.
6.2    The Board. The Board shall initially be comprised of six managing directors, of which three will be nominated by BGI and three will be nominated by Solazyme, Inc. Each managing director may be removed at any time by the Party nominating such managing director, after which such Party shall nominate a new managing director. Solazyme, Inc. and Bunge Netherlands agree to cause the Company to appoint (and remove) managing directors as set forth above. Subject to Section 4.5(a), the BGI nominees (and any one or two of them if only one or

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

two of them is participating in a vote of the Board) may vote an interest equal to the aggregate Percentage Interests held by the Bunge Group at the time of any vote of the Board. Subject to Section 4.5(a), the Solazyme, Inc. nominees (and any one or two of them if only one or two of them is participating in a vote of the Board) may vote an interest equal to the aggregate Percentage Interests held by the Solazyme Group at the time of any vote of the Board. Any other nominee on the Board may vote an interest equal to the aggregate Percentage Interests held by the Person that appointed such nominee to serve on the Board at the time of any vote of the Board.
6.3    Meetings of the Board. The Board shall meet at least quarterly, or more frequently as mutually agreed by BGI and Solazyme, Inc. at locations agreed by BGI and Solazyme, Inc. Upon advance written consent of BGI and Solazyme, Inc., other representatives of a Party may attend Board meetings as non-voting observers. Managing directors and a Party’s non-voting observers may participate in any such meeting in person, by telephone, or by video conference. The Parties shall agree upon which Party will prepare the minutes of a particular meeting at such meeting. The assigned Party shall prepare minutes for such meeting in advance of the next Board meeting and the Board shall review, revise if necessary, and approve such minutes at such next Board meeting.
6.4    Decision Making.
(a)    Subject to Sections 4.5(a) and 6.5, decisions of the Board shall be made only by an aggregate vote of at least fifty-one percent (51%) of all outstanding Percentage Interests, as voted at a meeting of the Board; provided, however, that at least one (1) Managing Director appointed by BGI and at least one (1) Managing Director appointed by Solazyme, Inc. must be present at such meeting to constitute a quorum at a meeting at which action may be taken or resolved. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if at least one (1) Managing Director appointed by BGI and at least one (1) Managing Director appointed by Solazyme, Inc. consent thereto in writing, and such writing is filed with the minutes of the proceedings of the Board. In the event the Board is unable to resolve an issue, it may be referred by any Party to the senior most executive for the relevant business unit of Solazyme, Inc. and BGI, who shall meet to discuss and attempt to resolve the matter within thirty (30) days of the referral. If such executives cannot resolve the matter within the thirty (30) day period (as it may be extended upon mutual consent of the executives), the matter shall be subject to Article 19. To the extent a decision is not reached as a result of the discussions and mediation contemplated by Article 19, the Board will be deemed not to have authorized the matter that was subject to the dispute resolution in Article 19 and the Company and its Affiliates shall not take the actions that were proposed to be approved by the dispute resolution pursuant to Article 19.

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)    Notwithstanding the other provision of this Section 6.4 or Section 6.5, with regard to any contractual rights, transactions, decisions or other matters or proposed actions in which the interests of the JV Companies are in conflict with those of any member of the Bunge Group or the Solazyme Group or any of their respective Affiliates (other than Product sales under previously approved Manufacturing and Supply Agreements in the ordinary course of business, and actions specifically provided for in the JV Agreements), the Parties agree that the decision to enforce those contractual rights, the institution, conduct and settlement of any litigation or other proceedings in connection therewith, or any decision or action of the JV Companies with respect to such transactions or other matters, shall be decided upon and undertaken for and on behalf of the JV Companies by a committee of the Board comprised entirely of managing directors nominated by the group facing the conflict (for example, if the dispute concerns the rights of a JV Company under the Solazyme Development Agreement, then Managing Directors appointed by Bunge would comprise the committee).
6.5    Actions Requiring Supermajority Approvals. The actions listed in Subsections (a) or (b) of this Section 6.5 will require approval or authorization at a quotaholders’ meeting (in the case of SB Oils) in which the Company exercises its voting rights as a quotaholder based on a decision of the Board as contemplated by Section 6.4 and the rest of this Section 6.5. The Company shall not take, or approve SB Oils taking, any of the following actions without the affirmative prior approval of at least the following aggregate supermajorities of all outstanding Percentage Interests, as voted either (i) in a written consent signed by all managing directors then in office, (ii) at a meeting of the equity holders of the Company or (iii) at a meeting of the Board:
(a)    An affirmative vote of seventy-five percent (75%) of all outstanding Percentage Interests:
(i)    attempt to amend, restate or revoke the Deed of Incorporation of the Company or the Articles of Association of SB Oils;
(ii)    carry on any business other than as provided in Sections 2.2(a) and 2.2(b);
(iii)    enter into, amend, terminate or renew any agreement with a Party or any of its Affiliates, including any Project Plan (as provided in the Development Agreements) or Statement of Work (as provided in the Administrative Services Agreements);
(iv)    issue any Capital Call, except as contemplated by Section 4.2(b);
(v)    make any contribution of capital or assets to any other Person or purchase or acquire a beneficial interest in any other Person;

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(vi)    sell or agree to sell, mortgage, pledge, encumber, transfer, or dispose of any asset or group of assets of a JV Company (other than products or byproducts manufactured by a Plant), whether in a single transaction or series of related transactions, where the total value of the asset or group of assets exceeds Five Hundred Thousand Dollars ($500,000), as calculated at the time of the proposed approval;
(vii)    effect any merger, merger of shares, consolidation, demerger, split-up, spin-off, capital reduction, share/quotas exchange or similar transaction involving any of the JV Companies;
(viii)    purchase or otherwise acquire, or agree to purchase or otherwise acquire, all or substantially all of the assets of any other Person;
(ix)    except among the Parties pursuant to the JV Agreements, sell or assign any JV Company Technology, or grant any license to any JV Company Technology, other than to conduct research or development on behalf of a JV Company, or licenses coincident with sales or licenses of Products;
(x)    issue any additional equity interest in a JV Company, reclassify any existing equity interest in a JV Company, recapitalize a JV Company, issue options, warrants or other rights to purchase any equity interest in a JV Company, or amend or vary any rights attached to any equity interest in a JV Company;
(xi)    authorize the transfer of any equity interest in a JV Company, other than in accordance with Section 9.1 or Article 12;
(xii)    adopt any plan of liquidation or dissolution or file a petition in bankruptcy, judicial reorganization (recuperação judicial) or out-of-court reorganization (recuperação extra judicial) under Applicable Law that relates to the arrangement and administration of the rights of creditors, or admit or fail to deny any material allegations of a petition in bankruptcy or consent to or acquiesce in the relief therein requested;
(xiii)    take any action in violation of the terms of this Agreement, or amend or waive compliance with any provision of this Agreement.
(xiv)    engage any employee whose contract cannot be terminated by three months’ notice or less, or whose total compensation including commissions and bonuses is or is likely to be at least eighty percent (80%) of the value of the total compensation of the SB Oils General Manager, or, increase the total compensation including commissions and bonuses of any employee to an amount that is or is likely to be at least eighty percent (80%) of the value of the total compensation of the SB Oils General Manager;

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(xv)    enter into any transaction with, or make any payment to, a person who is a related party to any officer or employee of a JV Company; or
(xvi)    subject to the appointment and dismissal rights set forth in Section 6.8, vary or make any binding decision on the terms of employment or service, including any element of compensation (to the extent paid by a JV Company), of any officer of the Company or SB Oils, or appoint or dismiss any such officer.
(b)    An affirmative vote of sixty percent (60%) of all outstanding Percentage Interests:
(i)    adopt or amend the Business Plan or an Annual Budget; provided, however, that each Business Plan and Annual Budget shall be prepared by the Chief Financial Officer of the Company, in consultation with the management teams of the JV Companies, Solazyme, Inc. and BGI, or incur any capital expenditure that exceeds the amount planned for such capital expenditure in the Business Plan or Annual Budget by more than ten percent (10%) or, where no items are specified but a general provision was made, incur any capital expenditure exceeding Two Hundred Fifty Thousand Dollars ($250,000);
(ii)    determine the amount or timing of any dividends or distributions from any JV Company, other than as set forth in Section 4.6 and Article 5;
(iii)    create, incur, assume or permit to exist any indebtedness, except for (A) indebtedness incurred in the ordinary course of business or (B) other indebtedness in an aggregate amount not to exceed $250,000 at any one time;
(iv)    create, incur, assume or permit to exist, directly or indirectly, any lien or other encumbrance upon any property, now owned or hereafter acquired, other than incidental liens or liens to secure indebtedness authorized pursuant to Section 6.5(b)(iii);
(v)    guarantee or otherwise in any way become or be responsible for obligations or indebtedness of any other Person, whether by agreement to purchase the indebtedness of any other Person, by agreement for the furnishing of funds to any other Person for the purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging indebtedness of any other Person, in all cases except to any JV Company by another JV Company;

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(vi)    make or permit to exist any loan to any Person (except to any JV Company by another JV Company), other than advances for travel and the like made to officers and employees in the ordinary course of business;
(vii)    incorporate, liquidate, acquire or transfer any legal entity;
(viii)    purchase or otherwise acquire, or agree to purchase or otherwise acquire, any asset or group of assets, in a single transaction or series of related transactions, the total aggregate value of which asset or group of assets exceeds Two Hundred Fifty Thousand Dollars ($250,000), as calculated at the time of the proposed approval (except purchases of feedstock or other raw materials needed for the production of Products at a Plant);
(ix)    purchase, sell or lease (as lessor or lessee), any real property other than incidental leases in the ordinary course of business;
(x)    enter into any joint venture, strategic alliance, development agreement or other similar transaction with any other Person;
(xi)    enter into any contract (or cancel or terminate any contract) requiring payments to be made by a JV Company (or two or more related contracts if, when aggregated together, requiring payments to be made) in any twelve (12) month period of more than One Million Dollars ($1,000,000), as calculated at the time of the proposed approval;
(xii)    adopt or change a significant non-U.S. tax or accounting practice or principle of a JV Company, or make any significant non-U.S. tax or accounting election by a JV Company;
(xiii)    select an external auditor, attorney, accountant or financial advisor;
(xiv)    institute any legal action in the name of a JV Company that (A) involves a claim or claims for monetary damages in excess of One Hundred Thousand Dollars ($100,000), as calculated at the time of the proposed approval, (B) involves a claim or claims against any governmental entity in excess of One Hundred Thousand Dollars ($100,000), as calculated at the time of the proposed approval, (C) involves any claims raising antitrust issues, or (D) involves a request for injunctive relief other than in the ordinary course of business; or
(xv)    settle or abandon, on the part of a JV Company, any legal action that is in the name of a JV Company or directly affects a JV Company that (A) involves a claim or claims for monetary damages in excess of One Hundred Thousand Dollars ($100,000), as calculated at the time of the proposed approval, (B) involves a claim or

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

claims by or against any governmental entity in excess of One Hundred Thousand Dollars ($100,000), as calculated at the time of the proposed approval, (C) involves any claims raising antitrust issues, or (D) involves a request for injunctive relief other than in the ordinary course of business.
6.6    Committees. The Board shall have the power to set up committees as it deems necessary or useful in order to facilitate the conduct of the Business by the JV Companies; provided, however, that any action of any such committee shall comply with the provisions of this Agreement that relate to actions of the Board.
6.7    Deadlock. In the event that any vote of the Board results in a Deadlock, except as otherwise expressly provided in this Agreement, such Deadlock shall be subject to the dispute resolution procedures set forth in Article 19.
6.8    SB Oils Officers.
(a)    Number and Designation. SB Oils shall have four (4) natural Persons, resident in Brazil, exercising the functions of the positions of General Manager, Chief Financial Officer, Plant Manager and Commercial Manager. The General Manager may appoint such other officers or agents as s/he deems necessary for the operation and management of SB Oils, with such powers, rights, duties and responsibilities as may be determined by the General Manager, subject to the approval of the quotaholders of SB Oils. Any natural Person so appointed shall comply with all Brazilian requirements including meeting the necessary visa and residency requirements.
(b)    General Manager. The General Manager of SB Oils shall be the principal executive officer of SB Oils, and shall have the responsibilities, duties, powers, authority and obligations ordinarily exercised by the chief executive officer of a company. The General Manager shall report directly to the Board. Subject to Section 4.5(a), so long as Solazyme, Inc. has a Percentage Interest of at least 50.1%, Solazyme, Inc. shall have the right to cause the Company to cause SB Oils to appoint the General Manager identified by Solazyme, Inc., subject to prior written approval from BGI, such approval not to be unreasonably withheld or conditioned. The General Manager of SB Oils shall be appointed by the Company, by means of a decision of the Board, which shall cause the Company to approve this appointment at a quotaholders’ meeting of SB Oils.
(c)    Chief Financial Officer. The Chief Financial Officer of SB Oils shall be the principal financial officer of SB Oils, and shall have the responsibilities, duties, powers, authority and obligations ordinarily exercised by the chief financial officer of a company. The Chief Financial Officer shall report directly to the General Manager. Subject to Section 4.5(a), so long as Bunge Netherlands has a Percentage Interest of at least 49.9%, Bunge Netherlands

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

shall have the right to cause the Company to cause SB Oils to appoint the Chief Financial Officer identified by BGI, subject to prior written approval from Solazyme, Inc., such approval not to be unreasonably withheld or conditioned. The Chief Financial Officer of SB Oils shall be appointed by the Company, by means of a decision of the Board, which shall cause the Company to approve this appointment at a quotaholders’ meeting of SB Oils.
(d)    Plant Manager. The Plant Manager of SB Oils shall be the manager of the Moema Facility, and shall have the responsibilities, duties, powers, authority and obligations ordinarily exercised by a plant manager. The Plant Manager shall report directly to the General Manager. The Plant Manager shall be appointed pursuant to the following process: the General Manager shall select a panel of three (3) final candidates and shall present such candidates to the Board, which shall then have the right to select and appoint the final Plant Manager from such panel and shall cause the Company to approve this election at a quotaholders’ meeting of SB Oils.
(e)    Commercial Manager. The Commercial Manager of SB Oils shall be the principal sales and marketing officer of SB Oils, and shall have the responsibilities, duties, powers, authority and obligations ordinarily exercised by the chief sales and marketing officer of a company. The Commercial Manager shall report directly to the General Manager. The Commercial Manager shall be appointed pursuant to the following process: the General Manager shall select a panel of three (3) final candidates and shall present such candidates to the Board, which shall then have the right to select and appoint the final Commercial Manager from such panel and shall cause the Company to approve this election at a quotaholders’ meeting of SB Oils.
(f)    Authority and Duties. Unless prohibited by the Board, an officer may delegate some or all of the duties and powers of his or her position to other Persons. An officer who delegates the duties or powers of his or her office remains subject to the standard of conduct for an officer with respect to the discharge of all duties and powers so delegated. In all cases, the officers of SB Oils shall report to, and be supervised by, the General Manager, or, with the approval of the General Manager, another officer.
(g)    Removal. Subject to the terms of any applicable employment agreement, the Party (including the Board) that caused the Company to cause SB Oils to appoint the General Manager, the Chief Financial Officer, the Plant Manager or the Commercial Manager (as applicable) may cause the Company to cause SB Oils to remove such SB Oils Officer at any time, with or without cause. In any case an SB Oils Officer may also be removed for willful misconduct, for gross negligence or for a knowing violation of law, as determined by the Board. In addition, subject to the terms of any applicable employment agreement, either Solazyme, Inc. or Bunge Netherlands may cause the Company to cause SB Oils to remove the Plant Manager or the Commercial Manager after consultation with the other Party.

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.9    Employees. The JV Companies shall hire such employees as the officers of the applicable JV Company determine for itself. Solazyme, Inc. and BGI are expected and encouraged to make recommendations through their respective Board members for key management positions of the JV Companies (“Key Managers”). Key Managers shall work full-time for the JV Companies and shall report, directly or indirectly, to the General Manager of the respective entity. Key Managers drawn from the Solazyme Group or the Bunge Group shall either (i) cease their employment with such Party and be employed directly by the Company or SB Oils, or (ii) be seconded for one hundred percent (100%) of their business time by such Party to the Company or SB Oils; provided, however, that in special cases as may be determined by the Board in its discretion, individuals may be seconded to a JV Company by a Party for less than one hundred percent (100%) of their business time. Key Managers who are seconded to a JV Company by a Party (“Secondees”) shall continue to be compensated by the seconding Party and shall retain, to the extent practicable, all employment benefits from such Party (including applicable insurance coverage, retirement payments and stock options); provided, however, that the seconding Party shall be reimbursed by the JV Company for the Direct Employee Costs of such Secondees, proportional to the business time such Key Managers have devoted to the JV Companies.
ARTICLE 7
OPERATIONS
7.1    Collaboration and Support; Administrative Services.
(a)    The intent of the Parties is that the JV Companies shall be capable of functioning independently of the Parties. Notwithstanding the foregoing, however, the Parties acknowledge and agree that the success of the JV Companies may rely upon significant and collaborative support and assistance from the Parties, and the Parties agree to act in good faith and to cooperate reasonably in pursuit of the success of the Joint Venture, the JV Companies and the Business.
(b)    In order to contain costs and leverage the infrastructure and expertise of the Bunge Group and the Solazyme Group, the Parties entered into the Administrative Services Agreements, pursuant to which members of the Bunge Group and the Solazyme Group will make available or provide, at rates as agreed by the Parties, certain facilities and services (collectively, “Administrative Services”), in each case as the Board determine to be necessary and appropriate. The Parties contemplate that such Administrative Services shall be phased out over time.
7.2    Research and Development. The Company, in consultation with SB Oils, shall define and implement a research and development (“R&D”) program across areas of activity

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

identified by the Board as necessary for the development of Products and the Business. The current expectation is that the JV Companies shall continue to utilize the combined R&D capabilities of the Solazyme Group and the Bunge Group for the R&D program.
(a)    In furtherance of the R&D program, the Company, the Bunge Group and the Solazyme Group (the “R&D Parties”) shall establish a research and development committee (the “Research and Development Committee”) to oversee the conduct of the R&D program, and in particular, the Project Plans under the Solazyme Development Agreement and the Bunge Development Agreement (“Project Plans”), monitor research and development progress under the R&D program, and facilitate the exchange of information relating to the R&D program among the R&D Parties.
(b)    The Research and Development Committee shall be comprised of two (2) representatives from the Solazyme Group and two (2) representatives from the Bunge Group, or such other equal number of representatives as Solazyme, Inc. and BGI may from time to time agree in writing, with each such Party’s representatives selected by the applicable Party. The Research and Development Committee shall also have such non-voting representatives of the JV Companies as the R&D Parties shall agree. Each of the Solazyme Group and the Bunge Group shall have one vote on the Research and Development Committee. Any R&D Party may replace its respective Research and Development Committee members at any time, upon written notice to the other R&D Parties.
(c)    During the Term, the Research and Development Committee shall meet quarterly, or as mutually agreed by the R&D Parties, at locations agreed by the R&D Parties. Upon advance written consent of other R&D Parties, other representatives of a R&D Party may attend Research and Development Committee meetings as non-voting observers. Research and Development Committee members and a R&D Party’s non-voting observers may participate in any such meeting in person, by telephone, or by video conference. The R&D Parties shall agree upon which R&D Parties will prepare the minutes of a particular meeting at such meeting. The assigned R&D Party shall prepare minutes for such meeting in advance of the next Research and Development Committee meeting and the Research and Development Committee shall review, revise if necessary, and approve such minutes at such next Research and Development Committee meeting.
(d)    Decisions of the Research and Development Committee shall be made by approval of the voting members of the Research and Development Committee present at a meeting; provided, however, that at least one (1) member from the Solazyme Group and one member from the Bunge Group must be present at such meeting. In the event the Research and Development Committee is unable to resolve an issue, it may be referred by either the Solazyme Group or the Bunge Group to the senior most executive for the relevant business unit of each

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

applicable voting R&D Party, who shall meet to discuss and attempt to resolve the matter within thirty (30) days of the referral.
7.3    Marketing, Sales and Distribution. Subject to the applicable terms of this Agreement and the Manufacturing and Supply Agreements, the Sales Affiliates and Brazil Affiliates shall determine the approach to marketing, sales and distribution of Products in their respective fields in their respective jurisdictions.
(a)    For sales outside Brazil, SB Oils will sell Products, either with or without further RBD by a member of the Bunge Group, to Affiliates of the Bunge Group or the Solazyme Group (as applicable, “Sales Affiliates”) who may further treat, formulate, blend or package the Products, if and to the extent necessary, and then resell the Products (either in the form received from SB Oils or in its modified form, as applicable) to end customers. Each Sales Affiliate will pay SB Oils for the Products the Price set forth in the applicable Manufacturing and Supply Agreement, which captures the value created by the algal component of the Product sold to the customer, less certain costs, royalties (if applicable) and distribution fees as provided in the Manufacturing and Supply Agreements.
(b)    For sales inside Brazil, SB Oils will sell Products, either with or without further RBD by a member of the Bunge Group, to Bunge Brazil or Solazyme Brazil (as applicable, the “Brazil Affiliates”) who may further treat, formulate, blend, or package the Products, if and to the extent necessary, and then resell the Products (either in the form received from SB Oils or in its modified form, as applicable) to end customers. Each Brazil Affiliate will pay SB Oils for the Products the Price set forth in the applicable Manufacturing and Supply Agreement, which captures the value created by the algal component of the Product resold to the customers, less certain costs, royalties (if applicable) and distribution fees as provided in the Manufacturing and Supply Agreements. Thus, SB Oils will accrue economic value for further distribution to the Company and ultimately to Solazyme, Inc. and Bunge Netherlands.
7.4    Sales Channels. The Parties currently contemplate that the JV Companies will not build direct sales forces but will utilize the established sales forces and networks of the Bunge Group, or sales personnel of the Solazyme Group, on the terms set forth below and in the Manufacturing and Supply Agreements and the Sales Affiliate License Agreements. For the avoidance of doubt, no JV Company may make any sales except through a primary or secondary sales channel as described in this Section 7.5 or as otherwise approved in writing by the Bunge Group and the Solazyme Group. No Sales Affiliate or Brazil Affiliate shall sell Products to a customer with knowledge that such Product is to be used outside of the fields or territory authorized in this Agreement and the applicable Manufacturing and Supply Agreement and Sales Affiliate License Agreement.

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a)    The Bunge Group will be the sole primary sales channel for * Products for the Food Field, for * Products for the Food Field and the Feed Field and, provided it meets the Conditions Precedent (as defined below) by *, for * Products for the Food Field and the Feed Field (the “Bunge Primary Fields”). As such, the Bunge Group (i) will make all marketing and sales decisions for Products in the Bunge Primary Fields, including each decision to approach a potential customer or to consummate an individual sale (except with prior authorization as contemplated by (ii)) and (ii) must provide prior consent before the Solazyme Group or any other authorized secondary sales channel may approach a potential customer or consummate a sale of a Product in the Bunge Primary Field (it being understood that such consent may be provided on a blanket basis for a particular customer or group of customers). Such products will be cobranded at the point of sale in accordance with guidelines agreed between BGI and Solazyme (as may be updated from time to time). Notwithstanding the foregoing, the Bunge Group will keep the Solazyme Group apprised of significant marketing and sales decisions for such products for the Bunge Primary Fields and will have periodic meetings with the Solazyme Group regarding the same and will consider any feedback or suggestions members of the Solazyme Group have in regard to such marketing and sales. The Bunge Group will continue to be the sole primary sales channel for Products in the Bunge Primary Fields provided that:
(i)    It assigns dedicated product line management staff for each product who will be accountable for developing business plans, marketing data, driving application development, building sales pipelines, and supporting sales.
(ii)    It provides to the Board commercially reasonable product marketing plans that include, at least, market sizing, market segmentation and tactical product roll-out plans.
(iii)    Annual targets are created, transmitted, and measured for the sales of each product by the Bunge Group in coordination with the Company.
(iv)    The sales or product line management team make progress reports to the Board during each Board meeting, to the extent requested by the Board.
(v)    For the * Products, it meets the business performance metrics set forth below:
(A)    Two (2) years after the Product Launch Date, the Bunge Group shall have made at least two sales of * Products to the same customer or group of affiliated customers.
(B)    Four (4) years after the Product Launch Date, the Bunge Group shall have grown sales to greater than * for the * Products.

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(vi)    For the * Products, it meets the business performance metrics set forth below:
(A)    Meet sales goals in the period from Launch Date to * after the *, of * of * Product sold at pricing agreed by the Company (expected to exceed *).
(B)    Meet sales goals for the first year following the date * after the Launch Date, of * of * Product sold at pricing agreed by the Company (expected to exceed *).
(C)    Sell at least * for the second year following the date * after the Launch Date, and for each succeeding calendar year.
For the purposes of Section 7.4(a)(v), “Product Launch Date” means the later of (i) the date of receipt of a “no questions letter” from the U.S. Food and Drug Administration covering the product and (ii) the date upon which the Moema Facility, and required refining assets/arrangements, are capable of making commercial quantities of the product at the target specifications. For the purposes of Section 7.4(a)(vi), “Product Launch Date” means the latest of (i) the date of receipt of all required governmental approvals to market and sell a * Product in * and (ii) the date upon which the Moema Facility, and required refining assets/arrangements, are physically capable of making commercial quantities of the product and (iii) the date upon which Milestone 1 of the * Project Plan is met.
If the Bunge Group does not meet one or more of the sales targets listed in Section 7.5(a)(v) but can show a committed sales pipeline that would allow the target to be met within six (6) months, then the Bunge Group will be entitled to a six (6) month extension to meet such target(s).
If the Bunge Group forfeits its status as sole primary sales channel for a particular Product and field (* Products for the Food Field, * Products for the Food Field and the Feed Field or * Products for the Food Field and the Feed Field) (or fails to meet the Conditions Precedent by *) as contemplated above, then each of the Bunge Group and the Solazyme Group shall be a primary sales channel for that particular Product and field, meaning that neither group may approach a customer or consummate a sale without the prior consent of the other, which consent may not be unreasonably withheld. An arrangement in which each of the Bunge Group and the Solazyme Group is a primary sales channel for a Product and field is referred to herein as a
“Joint Primary Sales Arrangement.” If, after the Bunge Group has forfeited its status as sole primary sales channel, either the Bunge Group or the Solazyme Group fails to satisfy the conditions as set forth in Section 7.5(a)(i) – Section 7.5(a)(iv), then the other group shall be

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

authorized to approach customers and make sales without the consent of the group that failed to satisfy such conditions. If both groups fail to satisfy the conditions set forth in Section 7.5(a)(i) – Section 7.5(a)(iv), then each group shall be authorized to approach customers and make sales without the consent of the other group; such an arrangement is referred to herein as a “Parallel Primary Sales Arrangement.”
For the purposes of this Section 7.5(a), the “Conditions Precedent” for the retention of the Bunge Group as the primary sales channel for * Products for the Food Field and the Feed Field are as follows:

•	The Bunge Group has recruited and/or assigned an experienced commercial team capable of marketing and selling into the * spaces in at least *.

•
The Bunge Group has provided to the Board, and the Board has approved, such approval not to be unreasonably withheld, conditioned or delayed, commercially reasonable product marketing plans that include, at least, market sizing, market segmentation and tactical product roll-out plans.

•	The Bunge Group has arranged for * to take place with at least one major customer.

•	The Bunge Group has designed and implemented a collaboration protocol amongst the Parties covering commercial operations and manufacturing.
Notwithstanding the foregoing both the Bunge Group and the Solazyme Group will work together to prepare and implement a joint branding and go-to-market plans for the short term for * Products.
(b)    The Solazyme Group will be an authorized secondary sales channel for the Products in the Bunge Primary Field, meaning that the Solazyme Group may approach a potential customer or consummate a sale of Products in the Bunge Primary Field only with the prior consent of the Bunge Group. The Bunge Group and the Solazyme Group will collaborate to identify specified customers, initial value-based sales and other channel-based initiatives within in the Bunge Primary Field that are appropriate for the Solazyme Group. The Solazyme Group will concentrate on customers and segments as to which the Bunge Group shall have provided prior consent, in close coordination with the Bunge Group, and both groups will agree upon customer plans and product specifications for such customers and segments. To the extent these initial and value-based sales turn into long-term customers and the two groups determine that they wish to transition customer management to the group that did not generate the customer, the JV Companies will pay to each group one half of any distribution fees generated by sales of Products in the Bunge Primary Sales Field to such transitioned customer for three (3) years starting on a transition date agreed by the Parties. Thereafter, the group managing such customer will receive the full distribution fee. The two groups may select separate channels for

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

sub-segments of the Food Field and Feed Field (e.g. confectionary) for agreed periods. For the purposes of Section 7.5(a) and this Section 7.5(b) the Bunge Group hereby consents to the Solazyme Group working (i) with the customers and Products identified in Exhibit E and (ii) for * Products, working to generate demand from the * industry and its customers, and also * for its * Product needs.
(c)    The Parties shall initially have a Joint Primary Sales Arrangement with respect to * Products outside the Bunge Primary Field, High-Oleic Products in the Food Field and coproducts from the production of all Products (collectively, “Joint Primary Products”). The Bunge Group and the Solazyme Group will collaborate to identify specified customers, initial value-based sales and other channel-based initiatives within these fields that are appropriate for each group. Each group will concentrate on customers and segments as to which the other group shall have provided prior consent, in close coordination with the other group, and both groups will agree upon customer plans and product specifications for such customers and segments. If either the Bunge Group or the Solazyme Group fails to satisfy the conditions as set forth in Section 7.5(a)(i) – Section 7.5(a)(iv) as to any Joint Primary Product, then the other group shall be authorized to approach customers and make sales with respect to such Joint Primary Product without the consent of the group that failed to satisfy such conditions. If each group fails to satisfy such conditions as to at least one Joint Primary Product, then the parties shall have a Parallel Primary Sales Arrangement with respect to all Joint Primary Products. To the extent these initial and value-based sales turn into long-term customers and the two groups determine that they wish to transition customer management to the group that did not generate the customer, the JV Companies will pay to each group one half of any distribution fees generated by sales of Joint Primary Products to such transitioned customer for three (3) years starting on a transition date agreed by the Parties. Thereafter, the group managing such customer will receive the full distribution fee.
(d)    Each sales channel party will fund and staff its own sales, marketing, and application development as, in its judgment, is needed to meet its sales targets for the sales described in Section 7.5(a)-(e). The selling party will be paid a distribution fee as defined in the applicable Manufacturing and Supply Agreement.
(e)    The Solazyme Group (or third parties that it designates or assigns its rights to) shall be the sales agent for Encapso™ product, * Products for all fields outside of the Food Field and High-Oleic Products for the Personal Care Field (including sales to * and *).
(f)    For the avoidance of doubt, the sales rights and restrictions in this Section 7.5 apply only to Products and fields to the extent of the JV Companies’ sales rights and do not restrict the Bunge Group or the Solazyme Group to the extent the JV Companies do not have the associated sales rights.

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.5    Utility Supply. BGI agrees that the Bunge Group shall provide certain inputs to the Moema Facility, pursuant to the Utility Supply Agreement, including: (i) water and steam; (ii) electricity, (iii) treatment of effluents, and (iv) certain administrative services in relation to the operation of the Company (as provided in Section 7.1(b)).
7.6    Manufacturing and Supply.
(a)    The Company, in consultation with SB Oils, shall be responsible for determining and establishing an optimal manufacturing platform for Products suitable to meet the short- and long-term production needs of the Business; provided, however, that it is understood and agreed that the Solazyme Group and the Bunge Group shall be responsible for providing substantial expertise, resources and facilities to the Company with respect to such manufacturing efforts.
(b)    If (i) Moema begins supplying SB Oils with Syrup instead of VHP under the Feedstock Supply Agreement and (ii) the cumulative value of SB Oils’ resulting cost savings for any calendar year, expressed as the cumulative total of the Syrup Energy Discount (as defined in the Feedstock Supply Agreement) in the calendar year, is less than the amount paid by SB Oils to Moema for steam for such year, expressed as the cumulative total of the Bagasse Equivalent Price (as defined in the Utility Agreement) paid by SB Oils in the calendar year (the difference between such amounts, the “Syrup/Steam Shortfall”), then the Bunge Group will pay to Solazyme, Inc. 50% of the Syrup/Steam Shortfall within sixty (60) days of the end of the applicable year.
7.7    RBD Services.
(a)    One or more member(s) of the Bunge Group will, as promptly as reasonably practicable given technical and regulatory constraints at any given time, provide RBD services for Products to SB Oils. The services shall be provided, at the election of SB Oils, by doing the RBD processing at one or more facilities of the Bunge Group, on a “cost-plus” basis, with all associated costs (variable, fixed, regulatory, tax, services, changeovers, multiple runs), plus a return on invested capital of Bunge's most recently externally communicated weighted average cost of capital plus *. When SB Oils or the relevant Sales Affiliate determine that it requires RBD services for Products, it shall make a request for services to the Bunge Group who shall then provide a quotation to provide the services as set forth as above.
(b)    The JV Companies will cover any capital costs required to adapt facilities of the member(s) of the Bunge Group for handling Products. The member(s) of the Bunge Group will, at the JV Companies’ cost, adapt such facilities as mutually agreed by the member(s) of the Bunge Group and Solazyme, Inc. To the extent that capital is provided by the JV Companies, such capital will not be included in any calculation of “cost-plus”.

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)    The JV Companies will provide to the member(s) of the Bunge Group involved in providing RBD services, at least ten (10) days prior to the end of each calendar quarter, (i) a quarterly volume forecast on a twelve (12) months rolling basis, and (ii) a firm, binding and committed order for the next succeeding quarter. Notwithstanding the foregoing for the first year after the Effective Date, the JV Companies will provide to the member(s) of the Bunge Group involved in providing RBD services, at least ten (10) days prior to the end of each calendar month, (x) a monthly volume forecast on a twelve (12) months rolling basis, and (ii) a firm, binding and committed order for the next succeeding month. The member(s) of the Bunge Group providing the RBD services will use its/their best efforts to accommodate up to a twenty percent (20%) volume variation from any such firm order.
(d)    Notwithstanding the foregoing, (i) RBD services will be provided for Products made by SB Oils for both the Food Field and for non-Food Fields irrespective of the status of each Product in respect of regulatory food approval, but only to the extent that the fatty acid composition and the RBD processes are reasonable and compatible with current practices in RBD for edible oils, (ii) to the extent commercially required and consistent with the compatibility requirements above, the Bunge Group will provide RBD services only as reasonably warranted by Product sales and (iii) the Bunge Group is not required to RBD more than * of crude Products in their existing Brazilian facilities.
(e)    It is the intent of the Bunge Group to, over the two to three years after the Effective Date expand its RDB capacity to be able to provide all of SB Oils’ RBD services in Brazil at a Bunge Group facility and thus on a “cost-plus” basis as set forth in Section 7.7(a)(i). In furtherance of this intent, the Bunge Group will take the JV Companies’ RBD requirements into account in any future design of the Bunge Group’s oil processing footprint in Brazil, and will consult with the Company to assess such RBD requirements. *.
(f)    If a Party requests that the RBD services contemplated hereunder be further discussed and documented, then BGI and Solazyme, Inc. will use their respective best efforts to cause SB Oils, on the one hand, and the applicable member(s) of the Bunge Group, on the other hand, to negotiate, execute and deliver a services agreement further documenting the services contemplated hereby as may be mutually agreed.
7.8    Logistics. To the extent that a JV Company requests, the Bunge Group will provide the JV Companies with the Joint Venture’s global logistics requirements, at the Bunge Group’s internal rates. The Parties shall evidence the agreement set forth in this Section 7.8 by preparing and executing an applicable scope of work under the Administrative Services Agreement as soon as possible after the Effective Date.
7.9    Covenants Regarding Land Rights for the Moema Facility.

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a)    Certain Affiliates of the Bunge Group, Usina Bom Jardim Açúcar E Álcool Ltda. and Usina Moema Açúcar E Álcool Ltda. (collectively, the “Sellers”), are owners of a parcel of land containing the Moema Facility (the “Land”), which Land shall be transferred by Sellers to SB Oils. Upon closing this transfer and SB Oils receiving a new deed for the Land (the “Deed”), SB Oils will register its ownership of the Land in the Cadastro Ambiental Rural (“CAR”) and notify Sellers of the same so that Sellers may modify their ownership records with the CAR. Each Seller will comply with Applicable Law regarding the maintenance of any legal reserve and/or permanent preservation areas applicable to the Land (the “Preserved Areas”) that are owned by one or both Sellers until either (i) Sellers transfer the Preserved Areas to SB Oils, or (ii) Sellers and SB Oils regularize the Preserved Areas on behalf of SB Oils in accordance with Applicable Law. In addition, Sellers will comply with all requirements of the Deed that grant SB Oils access to cross the property of Sellers to reach the Land if SB Oils cannot access the Land via the main access road currently in use, as further provided in the Deed.
(b)    Following issuance of the Deed, each of the Parties shall use its best efforts to (i) cause SB Oils to grant a mortgage and (ii) issue pro rata corporate guarantees in favor of BNDES in order to replace the existing bank guarantees of SB Oils' debt to BNDES. If such mortgage and/or corporate guarantees do not replace the existing bank guarantees, each of the Parties shall use commercially reasonable efforts to adjust its pro rata obligations of the existing bank guarantees to reflect a 50/50 split by March 31, 2016.
(c)    In order to facilitate a possible future expansion of the Moema Facility, SB Oils desires to acquire additional property (the “Additional Land”) that is located adjacent to the Land and is currently under a rural partnership with Sellers. Sellers shall use commercially reasonable efforts to assist SB Oils in (i) entering into a deed or a commitment of purchase and sale for the Additional Land from its owner(s), and (ii) registering such acquisition in accordance with Applicable Law.
7.10    Costs. For the avoidance of doubt, the costs of operating the JV Companies, including the R&D program and other costs of developing and producing Products, shall be borne solely by the JV Companies and no other Party shall be liable for any obligations of or to the JV Companies with respect to such costs except to the extent provided by this Agreement, by another JV Agreement or in another writing signed by such Party.
7.11    Power Supply. The Company, SB Oils and the other Parties, as appropriate, shall work together to duly obtain the approval of the electricity company securing the power supply necessary for the Moema Facility to operate, if necessary.
7.12    Adoption of Business Plan and Annual Budget.

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a)    Submission of Proposed Annual Plans. Commencing with respect to the annual budget for 2017, not less than sixty (60) days prior to the end of the preceding calendar year, management of the JV Companies shall prepare and deliver to the Board a proposed annual budget (“Annual Budget”) for the immediately following calendar year. Commencing with respect to calendar year 2017, not less than sixty (60) days prior to the end of every third calendar year, management of the JV Companies shall prepare and deliver to the Board a proposed business plan (“Business Plan”) for the immediately following three (3) calendar years.
(b)    Adoption of Annual Budget and Business Plan. Subject to Section 7.12(c), the proposed Annual Budget and Business Plan for the JV Companies shall be adopted, modified or rejected by the Board not less than thirty (30) days prior to the end of the calendar year preceding the applicable year of the Annual Budget, or the first calendar year of the Business Plan (as applicable), subject to extension by action of the Board, and the plans so adopted by the Board at a meeting duly called and held within such time period shall be the Annual Budget and the Business Plan for the Company for such calendar year. For the avoidance of doubt, following Board approval of an Annual Budget, a separate Board approval shall be required to make any Capital Call related to such Annual Budget.
(c)    Failure to Adopt Annual Budget or Business Plan. In the event that the Board fails to approve an Annual Budget or Business Plan within the time period prescribed therefore (or any extension thereof approved by the Board), then:
(i)    the Annual Budget for such calendar year shall be the Annual Budget for the immediately preceding calendar year, except that all items of expense shall be increased by ten percent (10%); and
(ii)    with respect to the Business Plan for such calendar year, Section 6.7 shall apply.
7.13    Information Rights.
(a)    Solazyme, Inc. (or a designated representative) and BGI (or a designated representative) shall be given access to the records (financial, accounting, legal or of any other nature) of any JV Company during normal business hours and upon reasonable advance notice.
(b)    Members of the Bunge Group (collectively) and the Solazyme Group (collectively) shall each be entitled, once per year per group, and at the sole cost and expense of the applicable group, to audit the books and records of the JV Companies. Each of the Bunge Group and the Solazyme Group agree to co-ordinate such audits in order to minimize the expense and distraction of such audits to the JV Companies and the other Parties. Each time any JV Company delivers to the Solazyme Group any royalty or similar report pursuant to the

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Solazyme Development Agreement, such JV Company shall contemporaneously deliver a copy of such report to BGI.
7.14    Insurance.
(a)    The JV Companies shall secure and maintain in full force and effect throughout the Term, insurance coverage commensurate with their respective businesses, including (if applicable): (i) commercial general liability, (ii) property, including business interruption, with all risks perils, or broad named risks, (iii) vehicle, (iv) crime, (v) employers’ liability, (vi) workers’ compensation insurance (or its equivalent) in the amount required by the laws of the jurisdiction in which its employees are located (or if no such insurance is otherwise required, in amounts commensurate with its business), (vii) marine and in-transit, (viii) director and officer, and (ix) such other insurance that is reasonable and customary for the business carried on by the applicable JV Company. Coverage shall provide full replacement value of the Plant(s) and all JV Company-owned and leased equipment. From time to time upon request of a Party, the applicable JV Company shall furnish to the requesting Party evidence of compliance with such insurance requirements and the payment of any related coverage premiums. On an annual basis each JV Company shall provide to Solazyme, Inc. an English version summary of its insurance.
(b)    On an annual basis, or when requested by a Party, the Board shall discuss and review the current insurance coverage or the need for any additional insurance in respect of the assets or business of the JV Companies.
ARTICLE 8
MANUFACTURING FOR THE JOINT VENTURE
8.1    Moema Facility.  Pursuant to the Original Joint Venture Agreement the Company and SB Oils constructed the Moema Facility.
8.2    Additional Plant(s). Subject to the confirmation of the existence of further market potential for the Products and the availability of supply of fermentable sugars, the Parties contemplate approving construction of one or more additional Plant(s), funded in their entirety by the JV Companies or by such other funding mechanism as agreed amongst BGI, Solazyme, Inc. and the JV Companies and in accordance with Section 6.5.
8.3    Right to Meet Additional Market Demand. Notwithstanding the exclusive licenses set forth in the Solazyme Development Agreement and the non-competition restrictions set forth in Section 10.4(a), and subject to the conditions set forth in this Section 8.3, if (i) the Solazyme Group demonstrates Profitable Market Demand as contemplated herein and (ii) the JV Companies are determined by the Bunge Group in the manner described below to be unwilling

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

or unable to supply such Profitable Market Demand, then the Solazyme Group shall have the right to secure additional manufacturing for the respective Products and meet such Profitable Market Demand while such circumstances exist. In such circumstance the Solazyme Group shall deliver to the Board and the Bunge Group a “Market Demand Notice”, including support that the demand meets the definition of Profitable Market Demand and expressing a desire to meet the Profitable Market Demand if the Bunge Group decides that the JV Companies should not meet such Profitable Market Demand. The Bunge Group shall have thirty (30) days to determine whether the JV Companies should (i) meet the Profitable Market Demand (either by facilitating manufacture of the applicable Products or agreeing to build additional manufacturing capacity to manufacture the applicable Products), (ii) elect to allow the Solazyme Group to meet the Profitable Market Demand or (iii) determine that the Market Demand Notice is deficient. If the Bunge Group does not act within thirty (30) days of the date of the Market Demand Notice, the Bunge Group will be deemed to have allowed the Solazyme Group to meet the Profitable Market Demand while such circumstances set forth above exist. Such allowance (whether explicit or by default) shall cover (as to volume and duration) the expressions of interest provided in the Market Demand Notice.
8.4    Capital Spending Plan. The parties intend to build-out the Moema Facility over time. In furtherance of such expected build-out the Parties intend to manage and fund the build-out based on the achievement of the commercial and technical triggers as set forth in Exhibit F.
8.5    Third Party Technology. The Parties acknowledge that in order to optimize the Joint Venture’s product mix and economics, the JV Companies may be required to source Third-Party technology, product manufacturing licenses or sales rights or enter into tolling agreements with Third Parties if such technology, licenses, rights or agreements offer attractive economics to the JV Companies. Decisions on such arrangements will be made by the Board.
8.6    Manufacturing Allowance.
(a)    Each of the Solazyme Group and the Bunge Group will have a separate right to have SB Oils manufacture products for it at the Moema Facility, provided that each request to manufacture products must be reasonable as to production duration and frequency. This right will be limited to ten percent (10%) of the Moema Facility’s then-available effective (as opposed to nameplate) capacity for Products for each group on a “Cost-Plus” basis. Each group may extend this manufacturing right to up to an additional fifteen percent (15%) of the Moema Facility’s then-available effective capacity for Products on a “Cost-plus-Margin” basis. “Cost” means the total actual variable production cost of the Product, including the cost of feedstock (sugar), other raw materials, variable utilities and other variable costs (but not including overhead, labor, depreciation, facilities, allocated labor, or overhead allocations), including, if applicable, the costs of refining, bleaching and deodorizing the Product, and

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

including a credit for the realized value of any co-product of the production of Products to the extent that such realized value is greater than the value of the co-product when sold into a bulk feed application, net of any delivery costs, or otherwise purifying the Product to make it ready for sale from the JV Companies; “Plus” means *; and “Margin” means the greater of * or * (based on actual variable production cost of the products for profitable products manufactured at the Moema Facility, calculated across a reasonable prior period).
(b)    Notwithstanding Section 8.6(a), the Solazyme Group’s manufacturing allowance will be increased by up to 1,000 MT/year after the fourth (4th) anniversary of the Effective Date on a Cost Plus basis, provided such increased manufacturing allowance is used for * Products for the Personal Care Field.
(c)    Notwithstanding Section 8.6(a), the Board may, at its discretion, accept lower margins from either group than those defined in Section 8.6(a).
(d)    The Bunge Group may use its manufacturing allowance for consumer products based on the Company’s manufacturing or sales rights, * Products after the period of exclusivity of the exclusive license to the Company of * Products under the Solazyme Development Agreement, or any other products based on Third-Party technology and rights that the Moema Facility is capable of making with its then-current assets. The Solazyme Group may use its manufacturing allowance for consumer products based on the Company’s manufacturing or sales rights or based on any other products that the Moema Facility is capable of making with its then-current assets.
(e)    The manufacturing allowance rights provided in this Section 8.6 will be subject to production scheduling and available capacity required for licensed product manufacturing and limited by prior commitments of capacity by SB Oils, provided that the SB Oils shall not unreasonably withhold its acceptance of such production commitment. Once accepted, such production commitment will represent a supply commitment for the negotiated duration, to provide supply assurance to the party’s customers, and SB Oils shall not change the scheduling of such production commitment without the advance, written consent of the Person exercising its right to this manufacturing allowance.
8.7    Capacity Expansion for High-Oleic Products.
(a)    If the Solazyme Group receives an offer to enter into a business relationship in which a Third Party will build or expand, or help build or help expand, manufacturing capacity that is focused on High-Oleic Products, or the Solazyme Group is planning to build or expand manufacturing capacity that is focused on High-Oleic Products, the Solazyme Group will provide notice to the Bunge Group in order to enable the Bunge Group to evaluate its interest in discussing participating in the capacity expansion.

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)    If, prior to *, the Solazyme Group receives an offer to enter into a business relationship in which a Third Party will build or expand, or help build or help expand, manufacturing capacity that is focused on High-Oleic Products, then the Solazyme Group will provide written notice of such to the Bunge Group with a written summary of the scope of the proposed expansion. The Bunge Group will then have thirty (30) days to provide a written offer to build/expand capacity for the scope of the proposed expansion. If the Bunge Group does not provide a written offer within the 30-day period the Solazyme Group may proceed with the proposed capacity expansion with the Third Party. If the Bunge Group provides an offer within the 30-day period, the Solazyme Group may not proceed with the proposed capacity expansion with the Third Party unless the offer from the Bunge Group is materially inferior to the offer from the Third Party, in the reasonable view of Solazyme, Inc.
(c)    For the avoidance of doubt the notice obligations in subsections (a) or (b) of this Section 8.7 shall not apply to capacity expansion that is simply capable of production of High-Oleic Products but is limited to capacity expansion that is focused on production of High-Oleic Products.

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 9
BUY OUT RIGHTS
9.1    Cumulative Capital Contributions. If the Parties have made cumulative Capital Contributions (excluding contributions relating to Project Plans) aggregating * (the “Contribution Cap”) or more during the Forecast Period, then either BGI or Solazyme, Inc. may provide the other Notice Party with a notice (an “Article 9 Notice”) and proceed with the procedures set forth in Section 9.2. Either Notice Party may send an Article 9 Notice to the other Notice Party based on this Section 9.1 at any time after the Notice Party becomes aware that the Contribution Cap has been exceeded but before *. For the avoidance of doubt, the calculation of Capital Contributions includes those cash (profits)/losses arising from operations (excluding non-cash expenses such as depreciation) not funded by the working capital revolver plus (i) interest payments, (ii) scheduled repayment of BNDES debt and (iii) capital expenditures (inclusive of taxes), but excludes capital flows associated with Project Plans.
9.2    Termination/Buy-Out Procedure.
(a)    An Article 9 Notice delivered pursuant to Section 9.1 shall state (i) that the sending Notice Party desires to terminate this Agreement, and (ii) upon such termination, whether the sending Notice Party elects to buy-out the receiving Notice Party’s interests in the Company. Within thirty (30) days after receiving an Article 9 Notice pursuant to Section 9.1, a receiving Notice Party may send a notice (an “Article 9 Response”) to the sending Notice Party that makes one of the elections set forth in, as applicable, Section 9.2(b) or Section 9.2(c).
(b)    If an Article 9 Notice delivered pursuant to Section 9.1 contains an election to buy-out the interests of the receiving Notice Party:
(i)    If within thirty (30) days after the date of such Article 9 Notice the receiving Notice Party sends an Article 9 Response that rejects such buy-out proposal, then this Agreement and the Company will continue.
(ii)    If within thirty (30) days after the date of such Article 9 Notice the receiving Notice Party sends an Article 9 Response that consents to such buy-out proposal, or the receiving Notice Party fails to send an Article 9 Response within thirty (30) days after the date of the Article 9 Notice, then the Notice Party that sent the Article 9 Notice will have the rights set forth under Section 9.2(e) if it is Solazyme, Inc. or the rights set forth under Section 9.2(f) if it is BGI.
(c)    If an Article 9 Notice delivered pursuant to Section 9.1 does not contain an election to buy-out the interests of the receiving Notice Party, the sending Notice Party will not

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

have any further rights pursuant to Section 9.1 with regard to the triggering events underlying the Article 9 Notice after sending such Article 9 Notice and:
(i)    If the original receiving Notice Party provides an Article 9 Response that contains an election to buy-out the interests of the original sending Notice Party, then the original receiving Notice Party will have the rights and obligations set forth under Section 9.2(e) if it is Solazyme, Inc. or the rights and obligations set forth under Section 9.2(f) if it is BGI.
(ii)    If the original receiving Notice Party sends an Article 9 Response that does not contain an election to buy-out the interests of the original sending Notice Party, then such original receiving Notice Party will not have any further rights pursuant to Section 9.1 after sending such Article 9 Response, this Agreement will be terminated as of the date of receipt of the Article 9 Response, and the Company will be dissolved.
(d)    An Article 9 Notice delivered pursuant to Section 4.5(b) shall either:
(i)    state that the sending Notice Party elects to buy-out the receiving Notice Party’s interests in the Company and thereafter the Notice Party that sent the Article 9 Notice will have the rights set forth under Section 9.2(e) if it is Solazyme, Inc. or the rights set forth under Section 9.2(f) if it is BGI; or
(ii)    state that the sending Notice Party does not elect to buy-out the receiving Notice Party’s interests in the Company and this Agreement will be terminated as of the date that is thirty (30) days after the receipt of the Article 9 Notice and the Company will be dissolved.
(e)    If Solazyme, Inc. is exercising buy-out rights pursuant to Section 9.2(b), (c) or (d), then Solazyme, Inc. and BGI shall negotiate for thirty (30) days (beginning on the date that such buy-out rights come into existence) the terms of purchase by Solazyme, Inc. (or its designee), at fair market value, of Bunge Netherlands’ Percentage Interest in the Company. If the parties reach mutual agreement on such terms, Solazyme, Inc. (or its designee) shall purchase Bunge Netherland’s Percentage Interest in the Company as agreed. If the parties do not reach agreement by the end of the 30-day negotiation period, Solazyme, Inc. shall cause an appraisal of Bunge Netherlands’ Percentage Interest in the Company to be conducted to determine its fair market value in accordance with Section 9.3. Within ten (10) days after receipt of such appraisal, Solazyme, Inc. shall give notice to BGI as to whether it elects to continue with the buy-out, withdraw its buy-out offer or to dissolve the Company. If Solazyme, Inc. delivers a timely notice electing to dissolve the Company or fails to deliver any notice within such 10-day period, the Company will be dissolved. If Solazyme, Inc. delivers a timely notice electing to continue with the buy-out, Solazyme, Inc. (or its designee) shall buy all of Bunge Netherlands’s interests in the Company as soon as practicable, and in any event shall pay to Bunge Netherlands the buy-out price set forth in the appraisal within sixty (60) day of receipt of the appraiser(s)’ determination, and upon the consummation of such acquisition:
(i)    The Feedstock Supply Agreement shall remain in full force and effect until termination in accordance with its terms, subject to any administrative changes provided for therein as a result of the Bunge Group’s sale of its equity in the JV Companies;
(ii)    The Bunge Group’s provision of services under the Administrative Services Agreements shall terminate to the extent such services or agreement have not been previously terminated;
(iii)    The Utility Supply Agreement shall remain in full force and effect until termination in accordance with its terms, subject to any changes provided for therein as a result of the Bunge Group’s sale of its equity in the JV Companies;
(iv)    The Working Capital Agreement shall terminate but any outstanding obligations thereunder shall survive in accordance with its terms;
(v)    All of the Bunge Group’s services then being provided pursuant to the Bunge Development Agreement shall terminate, but otherwise such agreement shall remain in effect;
(vi)    The Cross-License Agreement shall remain in full force and effect until termination in accordance with its terms, subject to any changes provided for therein as a result of the Bunge Group’s sale of its equity in the JV Companies;
(vii)    Any RBD agreement that has been entered into among the Parties pursuant to Section 7.7, and any logistics agreement that has been entered into among the Parties pursuant to Section 7.8, shall terminate upon the terms set forth therein;
(viii)    All Sales and Distribution Agreements with a member of the Bunge Group shall terminate upon the terms set forth therein; and
(ix)    This Agreement shall terminate but the obligations of the Bunge Group set forth in Section 7.9 shall survive.
(f)    If BGI is exercising buy-out rights pursuant to Section 9.2(b), (c) or (d), then Solazyme, Inc. and BGI shall negotiate for thirty (30) days (beginning on the date that such buy-out rights come into existence) the terms of purchase by Bunge Netherlands (or its designee), at fair market value, of Solazyme, Inc.’s Percentage Interest in the Company. If the parties reach mutual agreement on such terms, Bunge Netherlands (or its designee) shall purchase Solazyme, Inc.’s Percentage Interest in the Company as agreed. If the parties do not reach agreement by the end of the 30-day negotiation period, BGI shall cause an appraisal of Solazyme, Inc.’s Percentage Interest in the Company to be conducted to determine its fair market value in accordance with Section 9.3. Within ten (10) days after receipt of such appraisal, BGI shall give notice to Solazyme, Inc. as to whether it elects Bunge Netherlands to continue with the buy-out, withdraw its buy-out offer or to dissolve the Company. If BGI delivers a timely notice electing to dissolve the Company or fails to deliver any notice within such 10-day period, the Company will be dissolved. If BGI delivers a timely notice electing to continue with the buy-out, Bunge Netherlands (or its designee) shall buy all of Solazyme, Inc.’s interests in the Company as soon as practicable, and in any event shall pay to Solazyme, Inc. the buy-out price set forth in the appraisal within sixty (60) day of receipt of the appraiser(s)’ determination, and upon the consummation of such acquisition:
(i)    The Solazyme Group’s provision of services under the Administrative Services Agreements shall terminate to the extent such services or agreement have not been previously terminated;
(ii)    All of the Solazyme Group’s services then being provided pursuant to the Solazyme Development Agreement shall terminate, but otherwise such agreement shall remain in effect; provided, however, that if a member of the Bunge Group causes the Plant(s) to stop using Microbe-Based Catalysis proprietary to a member of the Solazyme Group for manufacturing at the Moema Facility, the Solazyme Development Agreement shall terminate, and the Bunge Group shall inform Solazyme, Inc.;
(iii)    The Cross-License Agreement shall remain in full force and effect until termination in accordance with its terms, subject to any changes provided for therein as a result of the Solazyme Group’s sale of its equity in the JV Companies;
(iv)    All Sales and Distribution Agreements with a member of the Solazyme Group shall terminate upon the terms set forth therein;
(v)    This Agreement shall terminate; and
(vi)    All other JV Agreements between members of the Bunge Group, on the one hand, and a JV Company, on the other hand, shall remain in effect, terminate or be modified, as may be mutually agreed by the parties thereto.
9.3    Fair Market Value. For the purposes of Section 9.2, fair market value shall be as mutually negotiated between Solazyme, Inc. and BGI in good faith or, if such Parties cannot agree, fair market value shall be determined by one of the two following methods, at the election of the potential acquiring Party:

(a)    Multiple Independent Valuations. Fair market value shall be determined by three (3) independent, neutral appraisers who are each expert in the valuation of businesses reasonably similar to the JV Companies. The appraisers shall be selected as follows: each of Solazyme, Inc. and BGI shall select one appraiser, those two appraisers shall then select a third appraiser. Each Party shall provide to the appraisers such documents as the appraisers may direct (after consulting with Solazyme, Inc. and BGI), and the appraisers shall each prepare an independent appraisal report setting forth what that appraiser believes to be the fair market value of, as applicable, the equity of the Company being sold or the assets to be sold, together with a written explanation setting forth the specific reasons for its position. No oral presentations shall be permitted. The fair market value of the equity, or assets, in question shall be the median value of the three appraisals. The costs of the appraisal, including administrative and appraisers’ fees, shall be shared equally by Solazyme, Inc. and Bunge Netherlands, and each Party shall bear its own costs and attorneys’ fees incurred in connection with the appraisal. The appraisers shall be directed that any appraisal shall be completed within two (2) months from the filing of notice of a request for such appraisal. The appraisal proceedings and the decision shall be considered Confidential Information of both Solazyme, Inc. and Bunge Netherlands. The Parties agree that the decision shall be the sole, exclusive and binding decision among them regarding determination of fair market value if the acquiring Party agrees to proceed with the applicable buy-out.
(b)    Best Price Valuation. Fair market value shall be determined by one (1) independent, neutral appraiser who is an expert in the valuation of businesses reasonably similar to the JV Companies. The appraiser shall be selected as follows: each of Solazyme, Inc. and Bunge Netherlands shall select one (1) independent, neutral appraiser who is an expert in the valuation of businesses such as the JV Companies; those two appraisers shall then select a third appraiser who will solely determine the fair market value. The fair market value shall be determined as follows: each of Solazyme, Inc. and Bunge Netherlands shall provide to the appraiser a report setting forth what that Party believes to be the fair market value of the equity or assets to be sold, as applicable, together with a written explanation setting forth the specific reasons for its position. No oral presentations shall be permitted. The appraiser shall then pick the valuation submitted by either Solazyme, Inc. or Bunge Netherlands as the fair market value of the equity, or assets to be sold depending on which value the appraiser believes is closest to the true fair market value. The appraiser shall have no power to choose any value other than one of the values provided by Solazyme, Inc. or Bunge Netherlands as the fair market value. The costs of the appraisal, including administrative and appraiser’s fees, shall be shared equally by Solazyme, Inc. and Bunge Netherlands, and each such Party shall bear its own costs and attorneys’ fees incurred in connection with the appraisal. The appraiser shall be directed that the determination shall be completed within two (2) months from the filing of notice of a request for such appraisal. The appraisal proceedings and the decision shall be considered Confidential

Information of both Solazyme, Inc. and Bunge Netherlands. The Parties agree that the decision shall be the sole, exclusive and binding decision among them regarding determination of fair market value if the acquiring Party agrees to proceed with the applicable buy-out.

ARTICLE 10
CERTAIN COVENANTS AND OBLIGATIONS
10.1    HSR Filing. The Parties shall duly and timely file with the appropriate government agency, if necessary, a notification under the Hart-Scott-Rodino Antitrust Improvement Act (the “HSR Act”) and the effectiveness of this Agreement and the other JV Agreements shall be delayed until the termination or expiration of the waiting period thereunder. The Parties undertake to promptly provide all information required by the applicable government officials in connection with the notification referred to herein. The costs of any such filing (including the filing fee) will be shared fifty percent (50%) by Solazyme, Inc. and fifty percent (50%) by BGI. Fees and expenses for any attorney or consultants that a Party may hire individually to aid it in the notification or monitoring of the filing process shall be the sole responsibility of the Party who engages such attorney or consultant.
10.2    SBDC Approval. The Parties shall duly and timely notify the SBDC of the transactions contemplated in this Agreement for the purpose of obtaining its approval (“SBDC Approval”), if necessary. The Parties undertake to promptly provide all information required by the local competition law in connection with any notification referred to herein. The ordinary costs of any such filing (including the notification fee due to SBDC) will be shared fifty percent (50%) by Solazyme Brazil and fifty percent (50%) by Bunge Brazil. Any increased costs of the filing over and above ordinary costs, including penalties in regard thereto, that are imposed due to the prior actions or inactions of one Party (but not the other) shall be paid in full by the first Party to the extent of such costs or penalties. Fees and expenses for any attorney or consultants that a Party may hire individually to aide it in the notification or monitoring of the notification process shall be the sole responsibility of the Party who engages such attorney or consultant. The Parties shall use commercially reasonable efforts to comply with any determinations of SBDC with regard to or arising from the notification to SBDC of the transactions contemplated herein.
10.3    Grant of Additional Licenses. Solazyme, Inc. shall not, and shall cause its Affiliates not to, grant any license related to Products unless it does not conflict with the licenses granted to the Company in Section 6.1(a) of the Solazyme Development Agreement.
10.4    Non-Competition.
(a)    Except as set forth in Section 10.4(b), each of Solazyme, Inc. and BGI agree that it shall not, and it shall cause its Affiliates not to, produce for sale or sell or offer for sale, directly or indirectly, other than through the JV Companies, (i) any * Products in the Food Field, (ii) any * Products in the Food Field or the Feed Field or (iii) any * Products in any field. The JV Companies shall not sell or offer for sale, * Products outside of the Food Field or High-

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Oleic Products in the field of Personal Care other than to Solazyme, Inc, an Affiliate of Solazyme, Inc. or its designee.
(b)    The restrictions set forth in Section 10.4(a) shall not apply (i) to manufacture or sale pursuant to the retained rights described in Section 6.1(b) of the Solazyme Development Agreement, (ii) to the extent that the JV Companies’ rights to Products become non-exclusive either (x) as set forth in Section 6.7 of the Solazyme Development Agreement or (y) as a result of a determination that the JV Companies should not meet incremental demand for the respective Product as set forth in Section 8.3, (iii) to sales of consumer products derived from a Product as set forth in Section 10.5, (iv) to the extent that the JV Companies’ license rights have terminated as set forth in Section 6.8 of the Solazyme Development Agreement, or (vii) to any violation of the restrictions set forth in Section 10.4(a) resulting from the acquisition by a Party or any of its Affiliates of another business (whether comprised of one or more entities or of assets), so long as the Party acquiring such business or its Affiliate offers, promptly following the acquisition, to sell such business to the JV Companies at fair market value as determined pursuant to Section 9.3. The decision to accept or reject the offer shall be made by a committee of the Board comprised entirely of managing directors nominated by the group (the Solazyme Group or the Bunge Group) that is not making the offer to the JV Companies. If the JV Companies do not accept such offer within thirty (30) days after receiving the appraisal in accordance with Section 9.3, then this Section 10.4 shall not apply to activities carried out by the relevant Party or its Affiliate through the acquired business.
10.5    Consumer Products.
(a)    Notwithstanding anything to the contrary in this Agreement or in any other JV Agreement, each of the Solazyme Group and the Bunge Group may research, develop, market and sell, directly or indirectly, consumer products derived from Products. Notwithstanding the foregoing, Solazyme shall not launch a consumer product derived from a Product in a Bunge B2C Field in the associated Bunge B2C Jurisdictions if, in the reasonable, judgment of BGI, the Solazyme consumer product will compete with the Bunge consumer product within the targeted sub segment of the Solazyme consumer product, within the same product line. For example, a premium bottled oil aimed at a high value sub segment of bottled oils shall not be deemed to compete with a commodity bottled oil aimed at a mid or low value sub segment of bottled oils.
(b)    The Solazyme Group and the Bunge Group will make reasonable efforts to launch consumer products derived from Products in fields and markets that are complementary to the then existing fields and markets in which each group is conducting, or plans to do conduct, such business.
10.6    Encapso™ Product Manufacturing.

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a)    From the time that the Moema Facility is able to manufacture and pack Encapso™ product, through to the earliest of (i) *, or (ii) when the JV Companies, on a consolidated basis, reaches positive cash flow from operations excluding the production or sale of Encapso™ product for two consecutive quarters, or (iii) when the aggregate gross profits earned by the JV Companies on a consolidated basis (over Cost) from production or sale of Encapso™ product exceeds *, the Solazyme Group will utilize SB Oils to fulfill manufacturing for Encapso™ product under all of its purchase orders as follows:

	2015	2016	2017	2018
Moema Facility fulfillment	*	*	*	*
Other fulfillment (from outside of SB Oils)	*	*	--	--

The intent of this Section 10.6 is for the Solazyme Group to produce Encapso™ product at the Moema Facility for the Solazyme Group’s main product volumes, particularly during *. However, in order to ramp or maintain other facilities of the Solazyme Group, the Solazyme Group will be able to deliver some portion of product (as provided above under “Other fulfillment”) from such other facilities. This product may be delivered prior to hitting the maximum volumes set forth above (under “Moema Facility fulfillment”) from the Moema Facility, depending upon contractual and time-based needs.
(b)    To enable short lead time Encapso™ product sales to be fulfilled, SB Oils will maintain a reasonable safety stock of Encapso™ product in an amount equal to the greater of (i) *, or (ii) *.
(c)    Subject to the limitations set forth in Section 10.6(a), for purchase orders received by the Solazyme Group before January 1, 2016, the Solazyme Group will have the Moema Facility manufacture such products for such purchase orders and the applicable member of the Solazyme Group will pay for such manufacturing services at a price equal to the sales price of the manufactured products from the Solazyme Group to the customer plus all logistics costs/fees and sales/distribution fees to the extent not included in such sales price (the “Encapso Sales Price”), provided that if the Encapso Sales Price is anticipated to be less than Cost, then at Solazyme Inc.’s election, the Solazyme Group will be allowed to either (i) pay for such manufacturing services at Cost, (ii) cancel the purchase order, or (iii) manufacture the product elsewhere, provided that in such event the Encapso Sales Price for such product shall not be greater than Cost. Subject to the limitations set forth in Section 10.6(a), for purchase orders received by the Solazyme Group after January 1, 2016, the Solazyme Group will have the Moema Facility manufacture such products for such purchase orders and the applicable member

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

of the Solazyme Group will pay for such manufacturing services at a price equal to the lower of (X) Cost plus * or (Y) the Encapso Sales Price, provided that if the Encapso Sales Price is anticipated to be less than Cost, then at Solazyme Inc.’s election, the Solazyme Group will be allowed to either (i) pay for such manufacturing services at Cost, (ii) cancel the purchase order, or (iii) manufacture the product elsewhere, provided that in such event the Encapso Sales Price for such product shall not be greater than Cost.
(d)    At its option and with the approval of the Board, the Solazyme Group may utilize the Moema Facility to manufacture additional Encapso™ product (beyond the limits in the table in Section 10.6(a) above) to increase SB Oils’ cash flow and profitability, at pricing to be agreed with the Board and BGI at the time (e-mail shall suffice).SB Oils will manufacture and pack all Encapso™ product described in this Section 10.6 and deliver the product to the destination specified in the applicable purchase order between the member of the Solazyme Group and its customer (including by use of the logistics services provided in Section 7.9). SB Oils may invoice the member of the Solazyme Group for such manufacturing services upon or after shipment of the products to such destination. Unless otherwise mutually agreed, a member of the Solazyme Group will pay for the services provided hereunder within forty-five (45) days after its receipt of invoice.
(e)    If the Solazyme Group partners or sells its Encapso™ product business (other than in connection with a Change of Control of Solazyme, Inc.), the Solazyme Group shall use good faith, reasonable efforts to include the arrangements set forth in this Section 10.6 in the partnering/sale arrangement, failing which this Section 10.6 shall terminate with the closing of the partnering/sale arrangement to the extent not reflected in the partnering/sale arrangement. Within ten (10) days following the date upon which Solazyme Group partners or sells its Encapso™ product business, the Solazyme Group shall notify the Bunge Group Notice Party in writing of such transaction and whether the arrangements set forth in this Section 10.6 will be included in the partnering/sale arrangement. The arrangements set forth in this Section 10.6 shall survive a Change of Control of Solazyme, Inc.
(f)    If a Party requests that the contract manufacturing services contemplated hereunder be further discussed and documented, then BGI and Solazyme, Inc. will use their respective best efforts to cause SB Oils, on the one hand, and the applicable member(s) of the Solazyme Group, on the other hand, to negotiate, execute and deliver a contract manufacturing agreement further documenting the services contemplated hereby as may be mutually agreed.
10.7    Financial Reporting. The Parties shall cause the JV Companies to provide to Solazyme, Inc. and BGI the financial statement disclosure or other rights as provided in this Section 10.7.

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a)    Unaudited Estimated Quarterly Financial Statements. The Company shall furnish to each of Solazyme, Inc. and BGI, as soon as practicable after the end of each calendar quarter in each Fiscal Year of the Company, and in any event no later than five (5) days after the end of each fiscal quarter, unaudited estimates of the consolidated balance sheet, consolidated statement of income and consolidated statement of cash flows of the Company and its subsidiaries (including SB Oils) as of the end of each such quarterly period and for the current Fiscal Year to date, prepared in accordance with U.S. GAAP consistently applied (except as specifically noted therein), with the exception that no notes need to be attached to such statements and year-end audit adjustments may not have been made. The Company shall also notify each of Solazyme, Inc. and BGI of any significant transactions or events of the JV Companies that it is aware of but that are not disclosed within the financial statements.
(b)    Audited Annual Financial Statements. The Company shall furnish to each of Solazyme, Inc. and BGI, as soon as practicable after the end of each Fiscal Year of the Company, and in any event within one hundred twenty (120) days thereafter, a final audited consolidated (i) balance sheet, (ii) statement of income and (iii) statement of cash flows of the Company and its subsidiaries (including SB Oils), as at the end of each such Fiscal Year, all prepared in accordance with U.S. GAAP consistently applied (except as specifically noted therein). Such financial statements shall be audited by and accompanied by a report and opinion thereon prepared by independent public accountants of national standing selected by the Board. The Company shall concurrently provide financial statements setting forth in each case in comparative form the figures for the previous Fiscal Year in reasonable detail. The Company shall also notify each of Solazyme, Inc. and BGI of any significant transactions or events of the JV Companies that it is aware of, but that are not disclosed within the financial statements.
(c)    Unaudited Quarterly Financial Statements. The Company shall furnish to each of Solazyme, Inc. and BGI, as soon as practicable after the end of each of the first, second and third quarterly accounting periods in each Fiscal Year of the Company, and in any event within forty-five (45) days after the end of each such quarterly accounting period, a final unaudited consolidated (i) balance sheet, (ii) statement of income and (iii) statement of cash flows of the Company and its subsidiaries (including SB Oils) as of the end of each such quarterly period and for the current Fiscal Year to date, all prepared in accordance with U.S. GAAP consistently applied (except as specifically noted therein), including a narrative discussion and analysis of the results of operations and financial condition of the JV Companies, with the exception that no notes need to be attached to such statements and year-end audit adjustments may not have been made. If the Company’s independent public accountants submit a report or opinion thereon, such report or opinion shall also be furnished to each of Solazyme, Inc. and BGI.

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)    Monthly Financial Statements. The Company shall furnish to each of Solazyme, Inc. and BGI, as soon as practicable after the end of each calendar month (which is not the end of a quarterly accounting period of the Company), and in any event within thirty (30) days after the end of such monthly period, a final unaudited consolidated (i) balance sheet and (ii) statement of income of the Company and its subsidiaries (including SB Oils) as of the end of each such month and for the current Fiscal Year to date, prepared in accordance with U.S. GAAP consistently applied, with the exception that no notes need to be attached to such statements and year-end audit adjustments may not have been made. If the Company’s independent public accountants submit a report or opinion thereon, such report or opinion shall also be furnished to each of Solazyme, Inc. and BGI.
(e)    Cooperation. Each of BGI and Solazyme, Inc., or its respective designated agent(s), at such Party’s cost, shall have the right to visit and inspect the properties of the Company or any of its subsidiaries (including SB Oils), and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries (including SB Oils) with its officers, employees or the Company’s independent public accountant and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested.
(f)    Sarbanes-Oxley Compliance.
(i)    The Company shall use reasonable efforts to provide each Party with access to information that shall enable such Party to determine the state of the Company’s financial controls. Such access shall include access to relevant portions of minutes of the Audit Committee (or equivalent) of the governing body of the Company and SB Oils, and access to the relevant portions of the Company’s and SB Oils’ management letters (or equivalent) from its independent public accountant.
(ii)    If a Party determines (upon advice of counsel) in its reasonable discretion that, due to its belief that the Party is, or within a relevant time period shall be, required by applicable accounting standards to consolidate the operations of the Company into its own financial statements, that Party may instruct the Company that it wishes the Company (including SB Oils) to become compliant in all respects with Section 404 of the Sarbanes Oxley Act of 2002 (“SOX Compliance” or “SOX Compliant”) and the time period within which it desires the Company (including SB Oils) to become SOX Compliant. If a Party elects to require the Company to become SOX Compliant, the Company (including SB Oils) shall take commercially reasonable efforts to become SOX Compliant by the time specified by such requesting Party. The Company and SB Oils each agree that it shall thereafter consult with and update the requesting Party on its compliance efforts on an ongoing basis at the requesting Party’s request. In connection with such consultation and updates, the Company agrees that it shall in good faith consider (A) any advice or assistance offered by the requesting Party

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

in connection with its efforts to achieve SOX Compliance, and (B) any offer or suggestion by the requesting Party that the Company (or SB Oils) utilize the internal audit resources or expertise of Solazyme, Inc. or BGI (or any of their respective Affiliates) with a view toward controlling the costs of achieving SOX Compliance.
(iii)    Each Party hereby agrees that in the event such Party has requested the Company to become SOX Compliant, the requesting Party shall thereafter reimburse the Company and SB Oils for all out-of-pocket costs incurred by the Company and SB Oils in attempting to satisfy the requesting Party’s request. Reimbursed costs shall include consulting fees, increased outside accounting fees and other out-of-pocket costs to the extent incurred by the Company and its Affiliates in attempting to satisfy the requesting Party’s request. For the avoidance of doubt, such reimbursed costs shall not include internal costs of personnel of the Company or its Affiliates or any fees or expenses to the extent that such fees or expenses relate to activities that would have been performed, including in relation to the timing of performance, even if the requesting Party had not made such a SOX Compliance request. Reimbursed expenses shall be paid to the Company or its respective Affiliate within forty-five (45) days of receipt by the Company or its respective Affiliate of an invoice therefore and reasonable back-up documentation.
10.8    U.S. Tax Filings/Elections. The Company shall comply with its U.S. federal income tax filing obligations, including, if deemed necessary or desirable by Solazyme, Inc., filing a U.S. federal information return on Internal Revenue Service Form 1065 (“Form 1065”) and providing to each of the Members, as soon as reasonably practicable after the end of each Fiscal Year, fully completed Internal Revenue Service Form K-1 with respect to the Company.
10.9    U.S. Income Tax Information. As soon as reasonably practicable after the end of each Fiscal Year, the Company shall provide to each Member:
(a)    all of the information required to be set forth on Schedule K-1 to Form 1065 with respect to such Member for such Fiscal Year, whether or not such Form 1065 or Schedule K-1 is filed for such Fiscal Year; and
(b)    such other information requested by such Member for the purpose of enabling such Member to comply with its U.S. federal or state income tax obligations.
10.10    Tax Matters Partner. Solazyme is hereby designated as the “Tax Matters Partner” for the Company (and in such capacity shall act as the “tax matters partner” as such term is defined in Section 6231(a)(7) of the Code), and all U.S. federal, state and local tax audits and litigation shall be conducted under the direction of the Tax Matters Partner in its sole discretion. All elections required or permitted to be made by the Code or other applicable U.S.

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

federal, state and local tax laws, and approval of all U.S. federal, state and local tax returns, shall be made by the Tax Matters Partner. Notwithstanding anything to the contrary herein, in making all such elections and approving such returns and in making any decision contemplated by this Agreement, the Tax Matters Partner shall consult with the other members of the Company and act in the best interests of all members of the Company. The Parties agree to undertake a review of the tax efficiency of the structure of the JV Companies on an annual basis as part of approving the annual Business Plan.
10.11    Incorporation of Entities. Upon any transaction that would result in gain recognition to Solazyme, Inc. under Section 367(d) of the Code (or any successor provision) with respect to the intellectual property rights contributed to the Company, the Parties shall cooperate as reasonably requested by Solazyme, Inc. to minimize the U.S. federal income tax impact of such transaction to Solazyme, Inc. and its Affiliates.
10.12    Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) shall be the calendar year. The Company’s taxable year for U.S. federal income tax purposes (the “Tax Year”) shall be the Fiscal Year, unless otherwise determined by the Tax Matters Partner.
10.13    Withdrawal as Member. Solazyme, Inc. shall not withdraw as a member of the Company without the prior consent of Bunge Netherlands. Bunge Netherlands shall not withdraw as a member of the Company without the prior consent of Solazyme, Inc. Unless pursuant to a valid exercise of a right under this Agreement, any withdrawal without the prior consent of the other Party shall be a breach of this Agreement, regardless of the statutory rights to withdraw provided under Applicable Law in The Netherlands.
10.14    Withholdings Taxes. To the extent that the Company is subject to Dutch withholdings taxes as a result of a distribution to a member as a result of the failure of the Company to explicitly require consent of all members to the transfer of interests in the Company, the member to whom the distribution was made shall reimburse the Company for the withheld taxes actually paid to the relevant Dutch taxing authority.

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 11
INTELLECTUAL PROPERTY
11.1    Company Technology. Subject to the licenses provided in the Solazyme Development Agreement and the Bunge Development Agreement, the Company will own all Technology developed by or on behalf of the JV Companies to the extent not specified to the contrary in any of the JV Agreements.
11.2    Cross-License. Concurrent with the execution of this Agreement certain members of the Solazyme Group are entering into an amended and restated Cross-License Agreement with members of the Bunge Group related to Microbe Technology and other Technology.

ARTICLE 12
TRANSFER PROVISIONS
12.1    Restrictions on Transfer. The Company is prohibited from transferring, directly or indirectly, any interest in SB Oils without the prior written consent of Solazyme, Inc. (provided that at the time of such proposed transfer members of the Solazyme Group own at least an aggregate ten percent (10%) Percentage Interest) and BGI (provided that at the time of such proposed transfer members of the Bunge Group own at least an aggregate ten percent (10%) Percentage Interest). Except as provided in Section 20.5 and this Article 12, each of Bunge Netherlands and Solazyme, Inc. is prohibited from transferring its interests in the Company to Third Parties until on or after * (the “Lock-Out Period”). Notwithstanding anything to the contrary herein, neither Bunge Netherlands nor Solazyme, Inc. may pledge or grant any security interest in its interests in the Company without the prior written consent of the other Party.
12.2    Right of First Offer/Refusal. After the conclusion of the Lock-Out Period, except as provided in Section 9.1, 12.3 and 20.5, each of Bunge Netherlands and Solazyme, Inc. (the “Transferring Party”) shall have the right to transfer interests in the Company only pursuant to the procedures set forth in this Section 12.2:
(a)    Right of First Offer.
(i)    The Transferring Party shall deliver to the other Party (i.e. either Bunge Netherlands or Solazyme, Inc.) (the “Remaining Party”) a written notice of its intent to transfer interests of the Company, which notice shall include the Percentage Interest it intends to transfer (the “Section 12.2(a) Transfer Notice”).

(ii)    The Remaining Party shall have ninety (90) days from receipt of the Section 12.2(a) Transfer Notice to make an offer to buy the interests subject to the Section 12.2(a) Transfer Notice specifying the all cash consideration the Remaining Party is willing to pay the Transferring Party for the interests (a “Qualifying Offer”). A Qualifying Offer shall be open for acceptance for at least ninety (90) days.
(iii)    If the Remaining Party makes a Qualifying Offer, the Transferring Party may only transfer the interests subject to the Section 12.2(a) Transfer Notice to a Third Party for all cash consideration greater than that offered by the Remaining Party in the Qualifying Offer. If the Transferring Party has not transferred the interests subject to the Section 12.2(a) Transfer Notice within one (1) year of receipt of the Qualifying Offer from the Remaining Party, this right of first offer procedure shall again be followed if the Transferring Party wishes to transfer the interest subject to the Section 12.2(a) Transfer Notice.
(iv)    If the Remaining Party does not make a Qualifying Offer within ninety (90) days after receipt of the Section 12.2(a) Transfer Notice, the Transferring Party may transfer the interests subject to the Section 12.2(a) Transfer Notice to a Third Party on any terms it wishes; provided, however, that if the Transferring Party has not transferred the interests subject to the Section 12.2(a) Transfer Notice within one (1) year of delivering the Section 12.2(a) Transfer Notice to the Remaining Party, this right of first offer procedure shall again be followed if the Transferring Party wishes to transfer the interest subject to the Section 12.2(a) Transfer Notice.
(v)    Upon the closing of a transfer of all of the interests in the Company by either the Solazyme Group or the Bunge Group, Subsections 9.2(e)(i)-(xi) shall apply (if the Bunge Group no longer owns any interests in the Company) or Subsections 9.2(f)(i)-(vi) shall apply (if the Solazyme Group no longer owns any interests in the Company).
(vi)    Notwithstanding the foregoing or anything to the contrary, if the Transferring Party wishes or attempts to transfer the interests subject to the Section 12.2(a) Transfer Notice to a Third Party that is a Direct Competitor of the Remaining Party, such proposed transfer shall not be effective unless the Transferring Party has received a Competitor Transfer Offer (as defined in Section 12.2(b)(i) and has complied with the provisions of the right of first refusal as provided in Section 12.2(b).
(b)    Right of First Refusal.
(i)    If the Transferring Party receives a bona fide offer from a Third Party that is a Direct Competitor of the Remaining Party (a “Competitor Transfer Off

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

er”) to acquire some or all of the Transferring Party’s Percentage Interest (the “Offered Interest”), then the Transferring Party shall deliver to the Remaining Party a written notice (a “Section 12.2(b) Transfer Notice”) describing (i) the Offered Interest; (ii) the identity of the Third Party who made the Competitor Transfer Offer; (iii) the purchase price and other material terms and conditions proposed in the Competitor Transfer Offer; and (z) the proposed date of closing of the transfer of the Offered Interest, which shall not be less than ninety (90) days after the date of the Section 12.2(b) Transfer Notice.
(ii)    The Remaining Party shall have sixty (60) days from receipt of the Section 12.2(b) Transfer Notice to elect to buy all (and not less than all) of the Offered Interest by delivering a written notice (an “Election Notice”) to the Transferring Party stating that the Remaining Party offers to purchase the Offered Interest on the terms described in the Section 12.2(b) Transfer Notice. An Election Notice shall be binding upon delivery.
(iii)    If the Remaining Party delivers an Election Notice within sixty (60) days after receipt of the Section 12.2(b) Transfer Notice, then the Transferring Party shall sell the Offered Interest to the Remaining Party on the terms set forth on the Election Notice. Such sale shall be consummated within thirty (30) days after delivery of the Election Notice, except that such time period shall be extended as required to obtain necessary governmental approvals including any necessary approvals of antitrust authorities.
(iv)    If the Remaining Party does not deliver an Election Notice within sixty (60) days after receipt of the Section 12.2(b) Transfer Notice, the Transferring Party may transfer the Offered Interest to the Direct Competitor on the terms set forth in the Section 12.2(b) Transfer Notice; provided, however, that if the Transferring Party has not transferred the Offered Interest within one (1) year of delivering the Section 12.2(b) Transfer Notice to the Remaining Party, this right of first refusal procedure shall again be followed if the Transferring Party wishes to transfer the Offered Interest to a Direct Competitor.
(v)    Upon the closing of a transfer of all of the interests in the Company by either the Solazyme Group or the Bunge Group, Subsections 9.2(e)(i)-(xi) shall apply (if the Bunge Group no longer owns any interests in the Company) or Subsections 9.2(f)(i)-(vi) shall apply (if the Solazyme Group no longer owns any interests in the Company).
12.3    Direct Competitor Change in Control. If Solazyme, Inc. or Bunge Netherlands (the “Target Party”) is subject to a Change in Control by a Direct Competitor of the other Party,

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

then the other Party shall have the right, but not the obligation, to purchase the Percentage Interest held by the Target Party as provided in this Section 12.3.
(a)    If the Target Party reasonably believes that it may be subject to a Change in Control by a Direct Competitor of the other Party, the Target Party shall inform the other Party in writing (a “Section 12.3(a) Notice”) and shall offer to sell its Percentage Interest to such other Party for a purchase price equal to the fair market value of such Percentage Interest, as established pursuant to Section 9.3(b) as modified by Section 12.3(c).
(b)    The other Party shall have thirty (30) days after receipt of the Section 12.3(a) Notice to either elect to purchase the Target Party’s Percentage Interest as offered in the Section 12.3(a) Notice or waive its rights under this Section 12.3. If the other Party has not responded in writing in such 30-day period the other Party shall be deemed to have waived its rights under this Section 12.3 (such date of notice, or expiry of the 30-day period, the “Section 12.3(b) Response Date”).
(c)    If fair market value is to be set through Section 9.3(b), the Parties shall use their best efforts to obtain the valuation from the appraiser within ten (10) Business Days of the date of the Section 12.3(a) Response Date. In particular:
(i)    Each Party shall appoint its appraiser within two (2) Business Days of the Section 12.3(b) Response Date, or else it will be deemed to have waived the appointment of such appraiser.
(ii)    Each Party shall cause its appointed appraisers to appoint the final appraiser within two (2) Business Days of the conclusion of the 2-day period described in Section 12.3(c)(i).
(iii)    Each Party shall provide the final appraiser with its proposal on the fair market value of the Percentage Interests to be bought/sold and any report thereon, within five (5) Business Days of the appointment of the final appraiser, or else such Party shall not be able to submit a proposal.
(iv)    Each Party shall use its best efforts to have the final appraiser provide his or her fair market value determination within two (2) Business Days of provision of the Parties’ proposals.
(v)    Once the appraisal has been received by the other Party, it can elect to proceed with the buy-out at the price set in the valuation or waive its rights under this Section 12.3. Such election shall be in writing provided to the Target Party and shall be done within five (5) Business Days of receipt of the valuation from the final appraiser, else the other Party shall be deemed to have waived its rights under this Section 12.3.

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(vi)    Any purchase of a Target Party’s Percentage Interest pursuant to this Section 12.3 shall occur simultaneously with, and contingent upon, the closing of the applicable Change in Control transaction, or as soon as practicable thereafter if the procedures set forth in this Section 12.3 have not been completed as of such closing, except that such time period shall be extended as required to obtain necessary governmental approvals including any necessary approvals of antitrust authorities. Upon such closing Subsections 9.2(e)(i)-(xi) shall apply (if Bunge Netherlands is bought out) or Subsections 9.2(f)(i)-(vi) shall apply (if Solazyme, Inc. is bought out).
12.4    Other Transfers to Direct Competitors.
(a)    In the event that the Company is controlled by a member of the Bunge Group or a member of the Solazyme Group, but this Agreement has otherwise terminated, any sale or other transfer of interests in the Company or SB Oils to a Direct Competitor of the other group shall be subject to a right of first refusal in favor of the other group as provided in Section 12.2(b) (making appropriate substitution for the applicable parties).
(b)    In the event that equity interests in, or all or substantially all of the assets of, SB Oils are being conveyed to a Third Party that is a Direct Competitor of the Bunge Group or the Solazyme Group, and this Agreement has otherwise terminated (such as through a Company liquidation in which SB Oils is sold as a going concern), the Bunge Group or the Solazyme Group (whichever group for whom the proposed transferee is a Direct Competitor) shall have a right of first refusal on such transfer as provided in Section 12.2(b) (making appropriate substitution for the applicable parties).
(c)    In the event that equity interests in, or all or substantially all of the assets of, SB Oils are being conveyed to a Third Party that is not a Direct Competitor of the Bunge Group or the Solazyme Group, and this Agreement has otherwise terminated (such as through a Company liquidation in which SB Oils is sold as a going concern), the Parties shall use reasonable efforts to include in such transfer documentation, a requirement that any sales of interests in SB Oils by the acquiring Third Party to a Direct Competitor of the Bunge Group or the Solazyme Group shall be subject to a right of first refusal in favor of the group to whom the transferee is a Direct Competitor as provided in Section 12.2(b) (making appropriate substitution for the applicable parties).

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 13
REPRESENTATIONS AND WARRANTIES
13.1    Mutual Representations and Warranties. As of the Effective Date, each of BGI, Bunge Netherlands and Bunge Brazil hereby make the following representations and warranties to Solazyme, Inc. and Solazyme Brazil, and each of Solazyme, Inc. and Solazyme Brazil hereby make the following representations and warranties to BGI, Bunge Netherlands and Bunge Brazil:
(a)    It is a company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. It has all requisite corporate power and authority to own its respective properties and to carry on its respective business as conducted as of the date of this Agreement and as proposed to be conducted in this Agreement and in the other JV Agreements. It is duly licensed or qualified to transact business and is in good standing in each jurisdiction wherein the character of the property owned or leased, or the nature of the activities conducted, make such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on its business or properties. It has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other JV Agreements to which it is a party.
(b)    All corporate action on the part of it, its officers, directors and equity holders necessary for the authorization, execution and delivery of this Agreement and the other JV Agreements to which it is a party, and the performance of all obligations hereunder and thereunder, have been taken, and this Agreement and each of the other JV Agreements to which it is a party, when executed and delivered by it, shall constitute valid and legally binding obligations of it, enforceable against it in accordance with their terms except to the extent that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor’s rights generally and (ii) the remedy of specific performance or injunction and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.
(c)    The execution, delivery and performance of this Agreement and each of the other JV Agreements to which it is a party (with or without the giving of notice, the lapse of time or both), and the consummation of the transactions contemplated hereby, (i) do not require the consent of any Third Party (other than a consent from HSBC required by Solazyme, Inc. in connection with its Loan and Security Agreement); (ii) do not conflict in any material respect with, result in a material breach of, or constitute a material default under, its organizational documents or any other material contract or agreement to which it is a party or by which it may be bound or affected; (iii) do not violate in any material respect any provision of Applicable Law

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

or any order, injunction, judgment or decree of any government authority by which it may be bound, or (iv) require any regulatory filings or other actions to comply with the requirements of Applicable Law, except as otherwise set forth in this Agreement. It is not a party to, nor is it bound by, any agreement or commitment that prohibits the execution and delivery of this Agreement, any other JV Agreement to which it is a party or the consummation of the transactions contemplated hereby or thereby.
(d)    No insolvency proceedings of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting it are pending or threatened, and it has not made any assignment for the benefit of creditors or taken any action in contemplation of, or that would constitute the basis for, the institution of such insolvency proceedings.
(e)    There is no action, suit, proceeding or investigation pending or threatened against it that questions the validity of this Agreement, any other JV Agreement to which it is a party, or its ability to consummate the transactions contemplated hereby and thereby. It is not in violation of any Applicable Law in respect of the conduct of its business or the ownership of its properties, which violation would have a material adverse effect on its business or the ownership of its properties related to this Agreement or any other JV Agreement to which it is a party,

ARTICLE 14
CONFIDENTIALITY
14.1    Confidentiality Obligations. All information disclosed by one Party or one of its Affiliate to another Party or one of its Affiliate pursuant to this Agreement or any other JV Agreement or otherwise in connection with the operation of the JV Companies, including information of the JV Companies, shall be the “Confidential Information” of the Party who disclosed it (or the Party whose Affiliate disclosed it) for all purposes hereunder. Each Party agrees that, during the Term and for five (5) years after the termination of this Agreement, such Party shall, and shall ensure that its Affiliates and its and their respective officers, directors, employees and agents shall, keep completely confidential (using at least the same standard of care as it uses to protect proprietary or confidential information of its own, but in no event less than reasonable care) and not publish or otherwise disclose, any Confidential Information furnished to it by another Party or any of its Affiliates (including know-how of the disclosing Party or its Affiliates). The foregoing obligations shall not apply to any information disclosed by a Party or any of its Affiliates hereunder to the extent that the receiving Party can demonstrate with competent evidence that such Confidential Information:

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a)    was already known to the receiving Party or any of its Affiliates, other than under an obligation of confidentiality to the disclosing Party, at the time of disclosure;
(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party or any of its Affiliates;
(c)    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or any of its Affiliates in breach of this Agreement;
(d)    was subsequently lawfully disclosed to the receiving Party or any of its Affiliates by a Third Party other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party or any of its Affiliates; or
(e)    was developed or discovered by employees of the receiving Party or any of its Affiliates who had no access to the Confidential Information of the disclosing Party or any of its Affiliates.
Specific information shall not become exempt from the obligations herein merely because it is embraced by general information within any of the exceptions according to Section 14.1 (a) – (e). Combinations of parts of information are not exempt from the obligations herein if any of the exceptions of Section 14.1 (a) – (e) applies only to such parts but not to their combination.
A receiving Party shall notify the disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Article 14 by the receiving Party or any of its Affiliates, and shall cooperate with the disclosing Party and its Affiliates in every reasonable way to help the disclosing Party and its Affiliates regain possession of such Confidential Information and to prevent its further unauthorized use.
14.2    Authorized Disclosure. A Party or its Affiliates may disclose the Confidential Information belonging to another Party or its Affiliates to the extent such disclosure is reasonably necessary in the following instances:
(a)    regulatory filings with any governmental authority necessary for the activities contemplated under this Agreement or any other JV Agreement;
(b)    disclosure required by applicable securities laws and regulations (including Nasdaq rules), provided, however, that the disclosure therein is limited to the extent necessary, as determined by securities counsel for the Party seeking to make such disclosure, and provided such Party endeavors to obtain confidential treatment of any disclosed information to the extent allowed under Applicable Law;

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)    in connection with the performance of this Agreement or any other JV Agreement, to Affiliates, sublicensees, research collaborators, employees, consultants, subcontractors or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality at least equivalent in scope to those set forth in this Article 14; or
(d)    in connection with litigation to which a Party is a party or otherwise as required by valid court order or legal process; provided, however, that such Party gives the disclosing Party advance notice of such required disclosure, limits the disclosure to that actually required as determined by counsel for the Party seeking to make such disclosure, and cooperates in any other Party’s attempts to obtain a protective order or confidential treatment of the information required to be disclosed.
14.3    Confidentiality of Agreement Terms. The Parties acknowledge that the terms of this Agreement and the other JV Agreements shall be treated confidentially as Confidential Information of all the Parties. Notwithstanding the foregoing, (a) such terms may be disclosed by a Party in the context of a potential transaction to bankers and potential financing sources, investment bankers, investors and potential investors, licensees and potential licensees, acquirers or potential acquirers, and their respective advisors, each of whom prior to disclosure must be bound by similar obligations of confidentiality at least equivalent in scope to those set forth in this Article 14, (b) a copy of this Agreement may be filed with the Federal Trade Commission or the Justice Department for review under the HSR Act, (c) a copy of this Agreement may be filed with the appropriate government officials in connection with SBDC Approval and (d) a copy of this Agreement may be filed by a Party with the U.S. Securities and Exchange Commission if required by applicable securities laws and regulations, as determined by securities counsel for the Party seeking to make such filing. In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information, research and development information, and other competitively sensitive information of each Party, to the extent allowed, as reasonably determined by securities counsel for the Party seeking to make such disclosure.
ARTICLE 15
INDEMNIFICATION
15.1    Indemnification. Each Party (an “Indemnifying Party”) hereby agrees to indemnify, defend and hold harmless each of the other Parties and each such Party’s respective Affiliates and such Party’s and its Affiliates respective officers, directors, employees and agents (each, an “Indemnified Party”) from and against any and all Damages arising out of, connected with or related to any Third Party claims to the extent arising out of (i) the breach or non-performance of the Indemnifying Party of its obligations under this Agreement or (ii) any breach of the Indemnifying Party’s representations or warranties in this Agreement; except in any such

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

case to the extent that such claims arise out of the negligence or willful misconduct of an Indemnified Party.
15.2    Limitation on Liability. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS SECTION 15.2, NO PARTY OR ITS AFFILIATES SHALL BE LIABLE TO ANOTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, RELIANCE OR SPECIAL DAMAGES SUFFERED BY SUCH PARTY, AS THE CASE MAY BE (INCLUDING DAMAGES FOR HARM TO BUSINESS, LOST REVENUES, LOST SAVINGS OR LOST PROFITS SUFFERED BY SUCH PARTY), WHETHER IN CONTRACT, WARRANTY, STRICT LIABILITY, TORT OR OTHERWISE, INCLUDING NEGLIGENCE OF ANY KIND, WHETHER ACTIVE OR PASSIVE, AND REGARDLESS OF WHETHER THE POSSIBILITY THAT SUCH DAMAGES COULD RESULT WAS KNOWN. NOTWITHSTANDING THE FOREGOING, (A) THE ABOVE LIMITATIONS SHALL NOT APPLY IN THE EVENT OF DAMAGES ARISING OUT OF A BREACH OF SECTIONS 10.3, 10.4, OR 13.2, ARTICLE 9 OR 12, OR THE NON-DISCLOSURE OBLIGATIONS UNDER ARTICLE 14, AND (B) NOTHING IN THIS SECTION 15.2 IS INTENDED TO LIMIT ANY PARTY’S OBLIGATIONS UNDER SECTION 15.1 IN RELATION TO AMOUNTS PAID TO A THIRD PARTY.
ARTICLE 16

TERM; TERMINATION
16.1    Term. The term of this Agreement shall commence on the Effective Date and shall continue in full force until *, unless extended by mutual agreement or earlier terminated by dissolution of the Company or as set forth in Sections 9.2(c)(ii), 9.2(d)(ii), 9.2(e)(ix), 9.2(f)(v), 12.3(c)(vi) or this Article 16; provided, however, that this Agreement may be terminated upon the mutual consent of Solazyme, Inc. and BGI (such period during which this Agreement remains in full force and effect, the “Term”).
16.2    Termination upon Dissolution. This Agreement shall terminate upon the dissolution of the Company pursuant to Section 17.1.
16.3    Termination Other than Upon Dissolution. This Agreement shall terminate other than upon dissolution only as provided in Sections 9.2(c)(ii), 9.2(e)(viii), 9.2(f)(vi) and 12.3(c)(vi).
16.4    Certain Effects of Termination. Upon termination or expiration of this Agreement, (i) the Joint Venture shall be deemed to have been dissolved (although the Company shall only dissolve if explicitly required by the terms of this Agreement or by Applicable Law), (ii) each Party shall promptly return to the disclosing Party (or destroy and provide the disclosing

Party with a certificate of destruction) all relevant records and materials in its possession or control containing or comprising the disclosing Party’s Confidential Information and to which the Party does not retain rights hereunder; provided, however, that each Party shall be entitled to retain copies of another Party’s Confidential Information to the extent necessary to comply with applicable regulatory obligations and shall be entitled to retain one copy of another Party’s Confidential Information for archival purposes, and the obligations of Article 14 shall continue beyond termination with respect to any such retained Confidential Information, (iii) the JV Agreements shall terminate as specified in such agreements or in this Agreement, and (iv) any and all claims and payment obligations that accrued prior to the date of such termination shall survive such termination or expiration.
16.5    Survival. The provisions of Sections 2.5, 2.6, 2.7, 7.9, 9.2(e)(ix) (including when cross-referenced in other Sections), 9.2(f)(ii), 9.2(f)(vi) (including when cross-referenced in other Sections), 12.3, 12.4, 16.1,16.4 and 16.5, and Articles 1, 14, 15, 17, 18, 19 and 20, as applicable, shall survive the expiration or termination of this Agreement for any reason.

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 17
DISSOLUTION OF THE COMPANY
17.1    Dissolution of the Company.
(a)    Solazyme, Inc. and Bunge Netherlands shall cause the Company to dissolve upon the occurrence of any of the following events, and only such events:
(i)    at the option of Solazyme, Inc. or BGI, if the other Party suffers or permits the appointment of a receiver for its business or assets or becomes subject to proceedings under any bankruptcy or insolvency law (which proceedings remain undismissed for sixty (60) days);
(ii)    by mutual agreement of BGI and Solazyme, Inc.;
(iii)    upon the sale or other disposition of all or substantially all of the assets of the Company;
(iv)    upon the expiration of the Term;
(v)    otherwise by operation of law;
(vi)    as provided in Section 9.2(c)(ii) and 9.2(d)(ii);
(vii)    if BGI or any of its Affiliates that is a party to this Agreement, the Feedstock Supply Agreement or the Utility Supply Agreement is determined, by an arbitration decision rendered in accordance with Section 17.2, to be in material breach of any such agreements, and such breach was not cured within sixty (60) days after written notice of the breach from a member of the Solazyme Group to the breaching Party, then, following such arbitration decision, upon seven (7) days advance notice by Solazyme, Inc. to the Parties.
(viii)    if Solazyme, Inc. or any of its Affiliates that is a party to this Agreement or the Solazyme Development Agreement is determined, by an arbitration decision rendered in accordance with Section 17.2, to be in material breach of any of such agreements, and such breach was not cured within sixty (60) days after written notice of the breach from a member of the Bunge Group to the breaching Party, then, following such arbitration decision, upon seven (7) days advance notice by BGI to the Parties.

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

17.2    Arbitration.
(a)    Notwithstanding Article 19, any dispute as to whether a material breach has occurred under Section 17.1(vii) or Section 17.1(viii) (and only such disputes) shall be referred to and finally determined by arbitration under the Rules for Non-Administered Arbitration (Rev. 2007) of the International Institute for Conflict Prevention & Resolution (“CPR”) in New York. The arbitration shall consist of a single arbitrator, appointed by CPR after consultation with Solazyme, Inc. and BGI. Any arbitration shall take place in New York, New York and any arbitration proceeding shall be conducted according to the laws of the State of New York. The Parties will use their best efforts to conclude the arbitration hearing within three (3) months of the commencement of the proceeding. Within fifteen (15) days after the conclusion of the arbitration hearing, the arbitrator shall issue a written, reasoned decision or award. The determination of the arbitrator shall be final and binding. The Parties waive any right to appeal the arbitration award, to the extent a right to appeal may be lawfully waived. Each of the Bunge Group and the Solazyme Group retains the right to seek judicial assistance (i) to compel arbitration; (ii) to obtain interim measures of protection pending or during arbitration; and (iii) to enforce any decision of the arbitrator, including the final award.
(b)    All proceedings under this Section 17.2 shall be conducted in the English language and all documents exchanged between the Parties and/or submitted in the context of a proceeding under this Section 17.2 shall be in English or shall be accompanied with a certified English translation of the original document.

ARTICLE 18
DISTRIBUTION UPON DISSOLUTION
18.1    Distributions.
(a)    Upon the dissolution of the Company, the Board or the Persons required by law to wind up the Company’s affairs shall liquidate the assets of the Company and apply and distribute the proceeds of such liquidation as follows, unless required otherwise by Applicable Law:
(i)    first, to the payment of all labor, tax, debts and liabilities of the Company, including debts and liabilities to the Parties, and of all expenses related to the dissolution;
(ii)    second, to the setting up of reasonable reserves for any contingent liabilities and obligations of the Company; provided, however, that any such reserves shall be held for such period as the Board or other Persons so distributing shall deem

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

advisable for the purpose of disbursing such reserves in payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided; and
(iii)    then to pay to the Parties as follows:
(A)    first, all intangible property contributed or transferred under the Development Agreements shall be distributed to the Party who contributed or transferred such intangible property;
(B)    second, all other intangible property shall be transferred in accordance with Section 18.1(c); and
(C)    third, all other cash and property shall be distributed to the Parties in accordance with the distribution provisions of Section 4.6.
(b)    If the Board or the Persons required by law to wind up the Company’s affairs, in their sole discretion, shall determine that a portion of the property (other than intangible assets) should be distributed in kind to the Parties, the Board or such Persons, as the case may be, shall obtain an appraisal of such property as of a date reasonably close to the date of liquidation. The capital accounts shall be adjusted as provided in Section 5.4 to reflect each Member’s share of the unrealized appreciation (or loss) with respect to such distributed property. The distribution of any such property (or portions thereof as tenants in common) in kind to a Member shall be considered a distribution of an amount equal to the property’s appraised fair market value (or portion thereof) for purposes of this Section 18.1.
(c)    Upon the dissolution of the Company, notwithstanding Section 18.1(a), as among the Parties, the Parties agree that the intangible assets of the JV Companies (other than as returned pursuant to Section 18.1(a)(iii)(A), which shall be treated as having occurred prior to the operation of this Section 18.1(c)) shall be treated as follows:
(i)    Provided a member of the Solazyme Group has a Percentage Interest of at least ten percent (10%), the JV Companies will assign and hereby do assign to Solazyme, Inc. all Microbe Technology owned by the JV Companies.
(ii)    Provided a member of the Bunge Group has a Percentage Interest of at least ten percent (10%), the JV Companies will assign and hereby do assign to BGI all Oil Processing Technology owned by the JV Companies.
(iii)    Provided a member of the Solazyme Group has a Percentage Interest of at least ten percent (10%) and a member of the Bunge Group has a Percentage Interest of at least ten percent (10%), the JV Companies will assign and hereby do assign to each of Solazyme, Inc. and BGI, an undivided one-half joint ownership interest in al

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

l Technology (other than Microbe Technology and Oil Processing Technology) actually owned by the JV Companies (for avoidance of doubt, such Technology does not include any Technology that is licensed to a JV Company), which interest Solazyme, Inc. and BGI may exploit independently of, and without accounting to, the other joint owner.
(iv)    If a member of the Solazyme Group has a Percentage Interest of at least ten percent (10%) and a member of the Bunge Group does not have a Percentage Interest of at least ten percent (10%), the JV Companies will assign and hereby do assign to Solazyme, Inc. all Technology actually owned by the JV Companies (for avoidance of doubt, such Technology does not include any Technology that is licensed to a JV Company).
(v)    If a member of the Bunge Group has a Percentage Interest of at least ten percent (10%) and a member of the Solazyme Group does not have a Percentage Interest of at least ten percent (10%), the JV Companies will assign and hereby do assign to BGI all Technology actually owned by the JV Companies (for avoidance of doubt, such Technology does not include any Technology that is licensed to a JV Company).
In connection with the foregoing assignments, the JV Companies shall execute written assignment agreements in favor of the respective Parties, which agreements shall assign the intangible property rights, and all rights to enforce any claims for past, present and future violations thereof. The assigned intangible property rights shall in all cases remain subject to any licenses previously granted by the JV Companies to a Third Party and any licenses rights provided in the JV Agreements. For the avoidance of doubt, the provisions of this Section 18.1(c) shall not affect the amounts distributable to the Parties under Section 18.1(a)(iii)(C).
18.2    Time for Liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities. Unless a longer period is provided by Applicable Law, any distribution to a Party under this Article 18 shall be made by the later of (1) the end of the taxable year of the “liquidation” of the Company, or (2) within ninety (90) days of such “liquidation,” as such term is defined by Treasury Regulation Section 1.704-1(b)(2)(ii)(g), except as otherwise permitted by Treasury Regulation Section 1.704-1(b)(2)(ii)(b).
18.3    Statements Upon Dissolution. By no later than one hundred twenty (120) days after the dissolution of the Company, each of the Parties that hold a Percentage Interest shall be furnished with statements prepared by the certified public accountant for the Company in accordance with the provisions of Section 18.1 as of and for the period ending with the date of complete liquidation.

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 19
DISPUTE RESOLUTION
19.1    Negotiation. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, or the rights or obligations of the Parties hereunder, the Parties shall try to settle their differences amicably between themselves. Any Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Parties, and within ten (10) days after such notice appropriate representatives of the Solazyme Group, Bunge Group and, if applicable, the JV Companies shall meet for attempted resolution by good faith negotiations. If such representatives are unable to resolve promptly such disputed matter, it shall be referred to the Chief Executive Officer of Solazyme, Inc., to the Vice President of BGI, and, if applicable, the Chief Executive Officer of the Company for discussion and resolution. If such personnel are unable to resolve such dispute within thirty (30) days of initiating such negotiations, unless otherwise agreed by the Parties, such dispute shall proceed to mediation as provided under Section 19.2.
19.2    Mediation.
(a)    If a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, then the Parties agree before resorting to resolution pursuant to any other means, to first try in good faith to settle the dispute by non-binding mediation with a neutral mediator; provided, however, that if such mediation has not occurred within sixty (60) days after a written request for mediation by any Party, then any Party may proceed to resolution pursuant to other means. Notwithstanding the foregoing, to the extent a decision is not reached as a result of the discussions and mediation contemplated by this Article 19, the Board will be deemed not to have authorized the matter that was subject to the dispute resolution in Article 19 and the Company and its Affiliates shall not take the actions that were proposed to be approved by the dispute resolution pursuant to Article 19.
(b)    Each Party agrees not to use the period or pendency of the mediation to disadvantage the other Parties procedurally or otherwise. No statements made by a Party during the mediation may be used by the other Parties or referred to during any subsequent proceedings.
(c)    Each Party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the dispute, even though mediation has not been commenced or completed.
19.3    Language of Dispute Resolution. All proceedings under this Article 19 (including pursuant to any other means of dispute resolution) shall be conducted in the English

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

language and all documents exchanged among the Parties or submitted in the context of a proceeding under this Article 19 (including pursuant to any other means of dispute resolution) shall be in English or shall be accompanied with a certified English translation of the original document.
19.4    Material Breach under Section 17.1(vii) and (viii). Notwithstanding this Article 19, the determination of whether a material breach has occurred under Section 17.1(vii) or Section 17.1(viii) shall be determined by arbitration in accordance with Section 17.2 and the Parties are not required to proceed through the dispute resolution steps in this Article 19 prior to commencing such arbitration.

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 20
MISCELLANEOUS
20.1    Notice.
(a)    All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) on the date of delivery when delivered by hand on a Business Day during normal business hours or, if delivered on a day that is not a Business Day or after normal business hours, then on the next Business Day, (ii) on the date of transmission when sent by facsimile transmission during normal business hours on a Business Day with telephone confirmation of receipt or, if transmitted on a day that is not a Business Day or after normal business hours or not confirmed by telephone, then on the next Business Day, (iii) on the second Business Day after the date of dispatch when sent by a reputable courier service that maintains records of receipt or (iv) ten (10) Business Days after the date of dispatch when sent by first class or airmail letter; provided, however, that, in any such case, such communication is addressed as provided in the immediately following paragraph (b).
(b)    All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be addressed as follows:
if to BGI, to:
Bunge Global Innovation, LLC
50 Main Street
White Plains, NY 10606
Attn: *
Telephone: *
Facsimile: *
with a copy to:
Bunge North America, Inc.
11720 Borman Dr.
St. Louis, MO 63146
Attn: General Counsel
Telephone: *
Facsimile: *
or to such other addresses as BGI may designate in a written notice to the other Parties;

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

if to Bunge Netherlands, to:
Bunge Coöperatief UA
Weena 320
3012 NJ
Rotterdam
The Netherlands
Attn: Managing Director
with a copy to:
Bunge North America, Inc.
11720 Borman Dr.
St. Louis, MO 63146
Attn: General Counsel
Telephone: *
Facsimile: *
or to such other addresses as Bunge Netherlands may designate in a written notice to the other Parties;
if to Bunge Brazil, to:
Bunge Açúcar Bioenergia Ltda.
Rua Diogo Moreira, 184, 10th floor
São Paulo/SP, Brazil
Attn: Vice President
Telephone: *
Facsimile: *

with a copy to:
Bunge North America, Inc.
11720 Borman Dr.
St. Louis, MO 63146
Attn: General Counsel
Telephone: *
Facsimile: *
or to such other addresses as Bunge Brazil may designate in a written notice to the other Parties;
if to Solazyme, Inc. to:

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Solazyme, Inc.
225 Gateway Boulevard
South San Francisco, CA 94080
Attn: General Counsel
Telephone: *
Facsimile: *
or to such other address as Solazyme, Inc. may designate in a written notice to the other Parties;
if to Solazyme Brazil, to:
Solazyme Brasil Óleos Renováveis e Bioprodutos Ltda.
Rua Diogo Moreira, 185, 4th floor unit 41
São Paulo/SP, Brazil
Attn: General Manager
Telephone: *

with a copy to:
Solazyme, Inc.
225 Gateway Boulevard
South San Francisco, CA 94080
Attn: General Counsel
Telephone: *
Facsimile: *
or to such other address as Solazyme Brazil may designate in a written notice to the other Parties;
if to the Company or SBO Holdco, to:
Solazyme Bunge Renewable Oils Coöperatief U.A.
225 Gateway Boulevard
South San Francisco, CA 94080
Attn: Managing Director
Telephone: *
Facsimile: *
with copies to:
Solazyme, Inc.
225 Gateway Boulevard

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

South San Francisco, CA 94080
Attn: General Counsel
Telephone: *
Facsimile: *
and to:
Bunge North America, Inc.
11720 Borman Dr.
St. Louis, MO 63146
Attn: General Counsel
Telephone: *
Facsimile: *
or to such other address as the Company may designate in a written notice to the other Parties; and
if to SB Oils, to:
Solazyme Bunge Produtos Renováveis Ltda.
Fazenda Moema, s/n, Zona Rural, Orindiúva
São Paulo, 15480-000, Brazil
Attn: General Manager

with copies to:
Solazyme, Inc.
225 Gateway Boulevard
South San Francisco, CA 94080
Attn: General Counsel
Telephone: *
Facsimile: *
and to:
Bunge North America, Inc.
11720 Borman Dr.
St. Louis, MO 63146
Attn: General Counsel
Telephone: *
Facsimile: *

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

or to such other address as SB Oils may designate in a written notice to the other Parties.
20.2    Remedies for Breach. Except as otherwise set forth herein, the rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies that any Party would otherwise have at law, in equity, by statute or otherwise. Specifically, each Party acknowledges that a breach of Sections 7.9, 10.3, 10.4 or 10.5, or Article 12, could cause immediate and irreparable harm that cannot be compensated by monetary damages and therefore each Party agrees that any other Party shall be entitled to specific performance of the obligations set forth in Sections 7.9, 10.3, 10.4 and 10.5 and Article 12. Subject to Article 19, if a member of the Bunge Group has breached a provision of this Agreement that has caused damage to a JV Company, any member of the Solazyme Group is entitled to bring an action to collect 50.1% (or such other Percentage Interest then held by the Solazyme Group) of such damages suffered by the JV Company. Subject to Article 19, if a member of the Solazyme Group has breached a provision of this Agreement that has caused damage to a JV Company, any member of the Bunge Group is entitled to bring an action to collect 49.9% (or such other Percentage Interest then held by the Bunge Group) of such damages suffered by the JV Company.
20.3    Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency or employer-employee relationship between the Parties. No Party shall incur any debts or make any commitments for any other non-Affiliated Party.
20.4    Obligations of the JV Companies. Whenever it is contemplated in a JV Agreement that a JV Company shall take an action, or refrain from taking an action, Solazyme, Inc. and BGI shall cause their representative employees, representatives and Affiliates to cause the applicable JV Company to take such action, or refrain from taking such action.
20.5    Assignment. Except as expressly provided in Article 12, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by a Party without the prior written consent of the other Parties; provided, however, that a Party may assign or otherwise transfer this Agreement without such prior written consent (a) to any Affiliate or (b) to any successor in interest by way of merger, sale of equity, or sale of all or substantially all of its assets provided that such successor agrees in writing to be bound by the terms of this Agreement as if it were the transferring Party and provided that such transfer complies with Section 12.3, if applicable. This Agreement shall be binding upon the successors and permitted assigns of the Parties. Any assignment or other transfer not in accordance with this Section 20.5 shall be void.

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

20.6    Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other reasonable acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
20.7    Force Majeure. No Party shall be liable to another Party for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by acts of god, earthquake, fire, flood, war, accident, explosion, breakdowns or labor trouble; embargoes or other import or export restrictions; shortage of or inability to obtain energy, equipment, transportation or feedstock; or good faith compliance with any regulation, direction or request (whether valid or invalid) made by any governmental authority or any other reason that is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Parties with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities) and shall use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.
20.8    Governing Law; Consent to Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws principles. Except as provided in Section 17.2, the Parties hereby irrevocably and unconditionally (i) consent to submit to the exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America located in New York, New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby and agrees not to commence any action, suit or proceeding relating thereto except in such courts, (ii) agree that service of any process, summons, notice or document by United States registered or certified mail, to a Party’s address in effect pursuant to Section 20.1, shall be effective service of process for any action, suit or proceeding brought in any such court, (iii) waives any objection to personal jurisdiction and the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and (iv) waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, (a) a Party shall be entitled to seek injunctive or similar relief in the courts of any jurisdiction to protect such Party’s rights and interests ancillary to such litigation, and (b) any action between the Parties regarding the infringement or validity of any non-U.S. Patent may be brought by either Party in any court or tribunal having jurisdiction over the Parties and such patent matters outside the U.S.
20.9    Tolling of Time Periods. In the event that a controversy or claim has been raised and is in the process of dispute resolution in accordance with Article 19, any applicable time period governing the underlying controversy or claim set forth in this Agreement or in any

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

other JV Agreement shall be tolled pending the outcome of the resolution process, after which the time period shall again begin to run.
20.10    Severability. When possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one that conforms as nearly as possible with the original intent of the Parties.
20.11    Third Party Beneficiaries. Except for the rights of Indemnified Parties set forth in Article 15, all rights, benefits and remedies under this Agreement are solely intended for the benefit of the Parties and their permitted assigns, and no Third Party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement; (ii) seek a benefit or remedy for any breach of this Agreement; or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by any of the Parties.
20.12    Fees; Brokers. Each Party shall bear its own legal fees and expenses in connection with this Agreement and the transactions contemplated herein. Each Party represents and warrants to the other Parties that it has not engaged or been involved with any broker or finder in connection with the Agreement or the transactions contemplated herein, and each Party agrees to indemnify and hold the other Parties harmless from and against any broker’s, finder’s or similar fees for which it is responsible.
20.13    Advice of Counsel. Each Party has consulted counsel of their choice regarding this Agreement, and each Party acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and shall be construed accordingly.
20.14    Entire Agreement; Amendments. This Agreement (including the Exhibits) together with the other JV Agreements, taken together, collectively represent the entire understanding and agreement among the Parties with respect to the subject matter of, and the transactions contemplated by, such agreements. The provisions of this Agreement shall be construed within the four corners of this Agreement; provided, however, that reasonable efforts shall be made to interpret and give full force and effect to the provisions of this Agreement in a manner that is not inconsistent with the interpretation given to the relevant provisions of the other JV Agreements and that gives full force and effect to all relevant provisions of the JV Agreements in their entirety. Except as provided in the next sentence, modifications or amendments of any provision of this Agreement shall be valid and effective only if made in

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

writing and signed by a duly authorized officer of each Party. In addition, if members of the Solazyme Group and members of the Bunge Group own, in the aggregate, one hundred percent (100%) of the Percentage Interests, this Agreement may be modified or amended in writing by a duly authorized officer of Solazyme and BGI (without the need for execution by the other Parties).
20.15    Waiver. The failure or delay of a Party to enforce or to exercise, at any time for any period of time, any provisions hereof or any right or remedy hereunder shall not be construed as a waiver of such provision or right or remedy or of the right of such Party thereafter to enforce or exercise the same; provided, however, that such right or remedy is not time-barred or otherwise precluded by Applicable Law or by a writing expressly waiving such right or remedy and signed by that Party seeking to assert such right or remedy. The written waiver by the other Parties of a breach of any term or provision of this Agreement by a Party shall not be construed as a waiver of any subsequent breach.
20.16    Translation. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language. If there is a discrepancy between any translation of this Agreement and this English language version of this Agreement, this English language version of this Agreement shall prevail.
20.17    Export, Import and Regulatory Laws. Notwithstanding anything to the contrary contained herein, all obligations of the Parties and their Affiliates are subject to prior compliance with U.S. export regulations, Brazilian and Uruguayan import regulations, and any other Applicable Law. By way of example and not of limitation, all Parties shall conduct all activities contemplated by this Agreement in compliance with the Foreign Corrupt Practices Act and any similar Applicable Law that: (a) prohibit offering payments to government officials in order to obtain or retain business or to secure an improper advantage; and (b) require that all transactions be accurately reflected in books and records. Each of the Parties shall each use its reasonable efforts to obtain such approvals for its own activities. Each Party shall cooperate with the other Parties and shall provide help to the other Parties as reasonably necessary to obtain any required approvals.
20.18    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signature pages received by facsimile transmission or PDF shall be deemed the same as signature pages with original signatures.
20.19    Mutual Release.

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a)    Each of the Solazyme Group and the Bunge Group, on behalf of itself, its predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, assigns, and successors-in-interest, and all persons acting by, through, under, or in concert with them, hereby releases and forever discharges the other group, together with its predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing assigns, and successors in interest, and all persons acting by, through, under, or in concert with them, of and from any and all debts, claims, potential claims, demands, actions, causes of action, potential causes of action, rights, obligations, damages, attorneys’ fees, costs, and liabilities of any and every kind or nature whatsoever, at law or in equity, past, present, or future, known or unknown, direct or indirect, asserted or unasserted, fixed or contingent, whether contemplated or not, whether based on a tort, contract, contribution, indemnification, statute, or any other type of claim or recovery, and whether for compensatory, consequential, incidental, statutory, punitive, or other damages, which that Party has, may have, or had against the other Party as of the Effective Date arising out of this Agreement, the other JV Agreements or connected in any way with the Initial Joint Venture or the interactions of the Parties up to the Effective Date.
(b)    Each of the Solazyme Group and the Bunge Group is fully aware of the provisions of California Civil Code Section 1542, which provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
Each of the Solazyme Group and the Bunge Group knowingly and voluntarily waives the provisions of California Civil Code Section 1542, and any other statutes or common law principle of similar effect, assumes the risk of any injury, change of circumstances or facts, loss, or damage that may arise from such waiver, and further agrees that this waiver is a material aspect of the consideration for entering into this Agreement.
[Signature page follows.]

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties have executed this Joint Venture Agreement as of the day and year first above written.

BUNGE GLOBAL INNOVATION, LLC By: /s/ Miguel A. Oliveira Name: Miguel A. Oliveira Title: VICE-PRESIDENT
BUNGE COÖPERATIEF UA By: /s/ A.J. de Lange; /s/ B.J. van Genderen Name: A.J. de Lange; B.J. van Genderen Title: DIRECTOR; DIRECTOR
BUNGE AÇÚCAR BIOENERGIA LTDA. By: /s/ Geovane Dilkin Consul; /s/ Wander Ernando Meyer Name: Geovane Dilkin Consul; Wander Ernando Meyer Title:
SOLAZYME, INC. By: /s/ Jonathan Wolfson Name: Jonathan Wolfson Title:CEO
SOLAZYME BRASIL ÓLEOS RENOVÁVEIS E BIOPRODUTOS LTDA. By: /s/ Walfredo Linhares Name: Walfredo Linhares Title: Diretor Geral

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SOLAZYME BUNGE RENEWABLE OILS COÖPERATIEF U.A. By: /s/ Tyler Painter Name: Tyler Painter Title: Managing Director
SOLAZYME BUNGE PRODUTOS RENOVÁVEIS LTDA. By: /s/ Andre Junqueira S. Pereira Name: Andre Junqueira S. Pereira Title: Diretor Administ. Financeiro
SOLAZYME BUNGE RENEWABLE OILS II COÖPERATIEF U.A. By: /s/ Tyler Painter Name: Tyler Painter Title: Managing Director

Signature page to Joint Venture Agreement

* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT A
DEFINED TERMS
“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person. As used in this definition, “Control” means the possession of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, but only during such time as such power exists. Notwithstanding the foregoing, for purposes of this Agreement, (i) neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of any member of the Solazyme Group or the Bunge Group, (ii) no member of the Solazyme Group shall be deemed to be an Affiliate of the Company or any of its Subsidiaries and (ii) no member of the Bunge Group shall be deemed to be an Affiliate of the Company or any of its Subsidiaries.
“Annual Tax Distribution Amount” means, with respect to a Member and a Tax Year, an amount equal to the product of (x) the aggregate amount of net taxable income and gain allocated to such Member pursuant to Section 5.5 in respect of such Tax Year and (y) the Applicable Tax Rate.
“Applicable Law” means any applicable constitution, treaty, statute, rule, regulation, ordinance, order, directive, code, interpretation, judgment, decree, injunction, writ, determination, award, permit, license, authorization, directive, requirement or decision of or by government authorities.
“Applicable Tax Rate” means the highest combined U.S. federal, state and local marginal income (or corporate franchise) tax rate applicable to a corporation residing in South San Francisco, California, adjusted to reflect the deductibility of state and local income taxes for U.S. federal income tax purposes.
“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for U.S. federal income tax purposes, except that (i) the initial Book Value of any asset that is contributed to the Company by a Member shall be the gross fair market value of such asset on the date of contribution and (ii) the Book Value of Company assets shall be adjusted (at the discretion of the Tax Matters Partner) in accordance with Section 5.2.
“Bunge B2C Field” means, the field identified on Exhibit G.
“Bunge B2C Jurisdiction” means the associated jurisdiction identified on Exhibit G related to an associated Bunge B2C Field.

Exhibit A – * Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Business Day” means any day other than a Saturday or Sunday on which federal or state-chartered banks located in New York, New York are open for the conduct of ordinary commercial banking business.
“* Products” means * Products * and * Products *.
“*” means triglyceride oils with greater than * fatty acid chains, manufactured through Microbe-Based Catalysis.
“*” means triglyceride oils with greater than * fatty acid chains, manufactured through Microbe-Based Catalysis, excluding triglyceride oils with *, and triglyceride oils with *.
“Capital Account” means the capital account maintained for a Member pursuant to Section 5.1 of this Agreement.
“Change in Control” shall mean the occurrence of any of the following: (a) any consolidation or merger of either (i) Solazyme, Inc. or its ultimate parent, or (ii) Bunge Netherlands or its ultimate parent (each of Solazyme, Inc. or its ultimate parent or Bunge Netherlands or its ultimate parent being the “Acquired Party”) with or into any Third Party, or any other corporate reorganization involving a Third Party, in which those persons or entities that are stockholders of the Acquired Party immediately prior to such consolidation, merger or reorganization directly or indirectly own less than fifty percent (50%) of the surviving entity’s voting power immediately after such consolidation, merger or reorganization; (b) a change in the legal or beneficial ownership of fifty percent (50%) or more of the voting securities of the Acquired Party (whether in a single transaction or series of related transactions) where, immediately after giving effect to such change, the legal or beneficial owner directly or indirectly of more than fifty percent (50%) of the voting securities of the Acquired Party is a Third Party; or (c) the sale, transfer, lease, license or other disposition to a third party of all or substantially all of the assets of an Acquired Party in one or a series of related transactions.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Committed Orders” means (i) manufacturing commitments of the JV Companies existing at the time of a requested Capital Call made pursuant to Section 4.5(a), whether they be in the form of purchase order acknowledgements, supply agreement commitments or otherwise and (ii) future manufacturing requests (such as purchase orders) from customers of the JV Companies existing at the time of a requested Capital Call made pursuant to Section 4.5(a), for Products that such customers have previously received from the JV Companies, provided fulfillment of such manufacturing requests would result in a positive contribution margin to the JV Companies.

Exhibit A – * Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Core Operating Expenses” means the minimum expenses necessary to operate the Moema Facility but not manufacture products, including the minimum practicable personnel costs, equipment maintenance, safety, the minimum practicable utilities, interest payments, payments of existing commitments, etc. The intent of this definition is to capture SB Oils’ out-of-pockets costs for the Moema Facility as if the facility were idled but maintained and solvent.
“Damages” shall mean all claims, demands, actions, causes of action, assessments, losses, investigations, proceedings, damages, penalties, fines, costs, payments, expenses and judgments, including interest and penalties and reasonable attorneys’ fees, disbursements and expenses.
“Deadlock” means any situation in which a Board vote results in a 50.1% to 49.9% vote, or if the Board is unable to hold a meeting due to the inability to achieve a quorum within sixty (60) days of either Solazyme, Inc. or BGI attempting to hold such a meeting.
“* Products” means *, manufactured through Microbe-Based Catalysis.
“Direct Competitor” means:
(a)For Bunge Netherlands, any company listed in the first chart on Exhibit H or any Affiliate of any company listed on the first chart on Exhibit H. For the avoidance of doubt, the companies listed on the first chart on Exhibit H and their Affiliates are generally regarded either as significant competitors of the Bunge Group in regard to the global processing of grains and seeds or companies with Microbe capability that may compete with the JV Companies. BGI may propose, from time to time, the addition to the first chart on Exhibit H of other companies of comparable competitive status, and Solazyme, Inc. shall not unreasonably withhold its consent to such addition. Solazyme, Inc. may propose, from time to time, the deletion from the first chart on Exhibit H of companies that are no longer in existence, that are no longer significant competitors of the Bunge Group in regard to the global processing of grains and seeds, or that are no longer companies with Microbe capability that may compete with the JV Companies, and BGI shall not unreasonably withhold its consent to such deletion.
(b)For Solazyme, Inc., any company listed in the second chart on Exhibit H or any Affiliate of any company listed on the second chart on Exhibit H. For the avoidance of doubt, the companies listed on the second chart on Exhibit H and their Affiliates are generally regarded as significant competitors of the Solazyme Group and the Company in regard to Technology associated with Microbe-Based Catalysis. Solazyme, Inc. may propose, from time to time, the addition to the second chart on Exhibit H of other companies of comparable competitive status, and BGI shall not unreasonably withhold its consent to such addition. BGI may propose, from time to time, the deletion from the second chart on Exhibit H of companies that are no longer in existence or that are no longer significant competitors of the Solazyme Group or the Company in

Exhibit A – * Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

regard to Technology associated with Microbe-Based Catalysis, and Solazyme, Inc. shall not unreasonably withhold its consent to such deletion.
“Direct Employee Costs” means all of the applicable Party’s actual costs related to such Secondee, consisting of a pro rata share of the salary, bonus, incentives, equity compensation and benefits of the applicable Person, without (i) any allocations for overhead or general services or (ii) markup or profit margin attached to such costs.
“EBIT” means the Company’s consolidated earnings before interest and taxes projected by the Company to result from Market Demand in the Market Demand Notice. The period over which EBIT is projected by the Company is referred to herein as the “Projection Period.”
“Estimated Tax Distribution Amount” means, with respect to a Member and a quarter of the Tax Year, an amount equal to (x) the aggregate amount of net taxable income and gain estimated by the Tax Matters Partner to be allocated to such Member pursuant to Section 5.5 in respect of such quarter and (y) the Applicable Tax Rate.
“Feedstock” means fermentable sugar from cane to be supplied by Bunge Brazil or an Affiliate thereof to a Plant in one or more form(s) and associated concentration(s) as may be determined and agreed in the Feedstock Supply Agreement.
“Feed Field” means the animal feed and * field.
“Food Field” means the human food and beverage field.
“Free Cash Flow” means, for any Fiscal Year, the excess (if any), of the company’s earnings before interest, taxes, depreciation and amortization for such Fiscal Year minus the sum of, without duplication, (a) interest expense and financing fees paid during such Fiscal Year, (b) taxes paid in cash during such Fiscal Year or by the end of the first quarter of the immediately succeeding Fiscal Year, (c) capital expenditures made during such Fiscal Year, (d) scheduled repayments of the principal amount of indebtedness (if any), to the extent actually paid during such Fiscal Year, (e) contributions to pension plans actually made in cash during such Fiscal Year in excess of amounts deducted in determining net income, and (f) payments in respect of any capitalized lease liabilities made during such Fiscal Year.
“High-Oleic Products” means the following three (3) high-oleic triglyceride oils that have been developed by the Solazyme Group, manufactured through Microbe-Based Catalysis:
1) High Stability High-Oleic Oil:
*
2) Low Sat High-Oleic Oil

Exhibit A – * Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

*
3) Combined High Stability and Low-Sat High-Oleic Oil
*
“JV Agreements” means, collectively: (a) this Agreement; (b) the Amended and Restated Solazyme Development Agreement dated as of the Effective Date by and among Solazyme, Inc., Solazyme Brasil Óleos Renováveis e Bioprodutos Ltda., the Company and SB Oils (“the “Solazyme Development Agreement”); (c) the Amended and Restated Bunge Development Agreement dated as of the Effective Date by and among Bunge Global Innovation, LLC, Bunge Açúcar Bioenergia Ltda., the Company and SB Oils (the “Bunge Development Agreement”); (d) the Amended and Restated Cross-License Agreement dated as of the Effective Date by and between Solazyme, Inc. and Bunge Global Innovation, LLC (the “Cross-License Agreement”); (e) the Amended and Restated Feedstock Supply Agreement dated as of the Effective Date by and between Usina Moema Açúcar e Álcool Ltda. and SB Oils; (f) the Administrative Services Agreement dated as of March 30, 2012 by and among Solazyme Brazil, Bunge Açúcar Bioenergia Ltda. and SB Oils (the “Administrative Services Agreement”); (g) the Amended and Restated Utility Supply Agreement, dated as of the Effective Date by and between Usina Moema Açúcar e Álcool Ltda. and SB Oils; (h) the Credit Agreement, dated as of September 13, 2013, by and between the Company and Bunge Finance B.V.; (i) the Loan Facility Agreement, dated as of December 17, 2013, by and between Bunge Alimentos S.A., SB Oils and Solazyme Inc., as amended as of October 17, 2014; (j) the Pledge Agreement Over Inventory, dated as of December 17, 2013, by and between Bunge Alimentos S.A. and SB Oils, as amended as of August 7, 2014 and October 17, 2014; (k) the Pledge Agreement Over Receivables, dated as of December 17, 2013, by and between Bunge Alimentos S.A. and SB Oils, as amended as of October 17, 2014 (the agreements described in clauses (h) – (k), collectively, the “Working Capital Agreements”); (l) each of the Manufacturing and Supply Agreements between SB Oils, on the one hand, and a Brazil Affiliate or Sales Affiliate, on the other hand, as may be entered from time to time substantially in the form of the agreement attached hereto as Exhibit I (“Manufacturing and Supply Agreements”), together with the applicable Sales Affiliate License Agreement between the Company, on the one hand, and the Brazil Affiliate or Sales Affiliate, on the other hand, substantially in the form attached hereto as Exhibit J (“Sales Affiliate License Agreements”), entered contemporaneously with such Manufacturing and Supply Agreement (collectively, the “Sales and Distribution Agreements”); and (m) any future agreement among one or more of the Parties that is specifically designated in such agreement to be a “JV Agreement” as defined herein.
“JV Company Technology” means Technology owned or controlled by a JV Company.

Exhibit A – * Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Market Demand” means market demand that is (i) evidenced by written offers to purchase or similar expressions of interest that are specific as to timing, duration, price and quantity and (ii) included in a Market Demand Notice delivered pursuant to Section 8.3 and not determined by the Bunge Group in its reasonable judgment to be deficient.
“Members” means Solazyme, Inc., Bunge Netherlands and any other equity holder in the Company.
“Microbe” means any single-celled microorganism with lipid-producing capability.
“Microbe-Based Catalysis” means that portion of a process in which a Microbe is used as a biocatalyst to convert a carbon source into a triglyceride oil or derivative from the lipid pathway starting with the introduction of carbon sources to the culture medium containing the Microbe and ending with the extraction of the oil or derivative from the Microbe (but not including any process after the extraction of the oil or derivative).
“Microbe Technology” means any Technology consisting of (i) Microbe-Based Catalysis, (ii) any biomass that results from Microbe-Based Catalysis, (iii) any Microbes used for the Microbe-Based Catalysis, (iv) any isolating, screening, selecting, cultivating, or processing of a Microbe used for Microbe-Based Catalysis, and the materials directly resulting from such screening or selecting, (v) any genetic or metabolic engineering or mutagenesis of a Microbe used for Microbe-Based Catalysis, and the materials directly resulting from such genetic or metabolic engineering or mutagenesis, (vi) any oils or other materials resulting from the end of Microbe-Based Catalysis, and (vii) any method or process for separating, recovering or extracting any material from any biomass that results from Microbe-Based Catalysis.
“New Capacity” means the amount of additional nameplate manufacturing capacity that would be required to meet Profitable Market Demand included in a Market Demand Notice.
“Notice Parties” for purposes of Article 9, means Solazyme, Inc. and BGI, while a “Notice Party” is either of them.
“Oil Processing Technology” means any Technology for the processing of oil starting after the extraction of oil from a Microbe, to and through the point at which the triglyceride oil is suitable for sale, including methods and processes for purifying and processing triglyceride oils resulting from Microbe-Based Catalysis after the extraction of the triglyceride oils from the Microbe biomass, and the oils resulting from such processing.
“Patents” means (a) all national, regional and international patents and other indicia of ownership of an invention granted by any governmental authority, including utility patents, design patents, utility models, petty patents, inventors certificates and plant patents; (b) all applications for any of the foregoing, including divisional, continuations, continuations-in-part,

Exhibit A – * Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

provisionals, converted provisionals, and continued prosecution applications; and (c) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing (described in clauses (a) and (b)).
“Person” means any human being, organization, general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, association, governmental entity or other legal entity.
“Personal Care Field” means the field of skin care, hair care, personal hygiene (e.g., bath and shower, oral hygiene, deodorants, baby care) and beautification (e.g., decorative cosmetics, fragrances and perfumes).
“Plant” means a production facility for conversion of Feedstock into triglyceride oil using Technology from the Solazyme Group and the Bunge Group (and other Technology owned or licensed to the JV Companies), including the Moema Facility.
“Products” means, collectively, the * Products, the * Products, the * Products and the High-Oleic Products.
“Profitable Market Demand” means Market Demand (i) at sales prices above Cost (if the JV Companies have unused manufacturing capacity) or (ii) at sales prices that would generate a Return on Invested Capital for New Capacity greater than *(if the JV Companies would need to add additional manufacturing capacity to meet that Market Demand).
“RBD” means (a) the filtering, washing, refining, bleaching and deodorizing of crude triglyceride oils or fats made by Microbe-Based Catalysis after extraction from the Microbe and (b) any other unit process used by any of the JV Companies to further purify or clarify Products sold by any of the JV Companies. For the avoidance of doubt, RBD does not include further processing or blending of the resulting triglyceride oil or fat product to make derivative products, any unit process to change the composition of the oil or fat, hydrogenation, enzymatic degumming, interesterification, fractionation, or winterization, or any activities associated with creating food, feed, or industrial applications for the triglyceride oil or fat.
“Reasonable Reserves” means reserves, in amounts set by the Board to operate the Business, including (i) reasonable reserves for working capital, (ii) reasonable reserves for future capital expenditures, including the expansion of existing Plants or the construction of additional Plants and (iii) reserves required by Applicable Law.
“Return on Invested Capital” means, in each case as projected by the Company, the quotient obtained by dividing (i) the product of (x) the sum of (A) the Company’s consolidated EBIT (including any minority interest share of the Company’s EBIT) for the Projection Period plus (B) the Company’s projected consolidated interest income for the Projection Period related to the New Capacity, multiplied by (y) one (1) minus the Company’s projected consolidated effective tax rate related to the New Capacity for the Projection Period, by (ii) the total debt and

Exhibit A – * Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

equity investment (including any minority interest share of such equity investment) projected by the Company to be required to create the New Capacity.
“* Products” means triglyceride oils with greater than * fatty acid chains, manufactured through Microbe-Based Catalysis.
“Subsidiary” means, with respect to a first Person, any other Person Controlled directly or indirectly by such first Person, wherein the term “Controlled”, as used in this definition, has the same meaning as used in the definition of Affiliate.
“Technology” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical help, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, manufacturing procedures, test procedures, and purification and isolation techniques (in each case whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all other discoveries, developments, inventions (in each case, whether or not confidential, proprietary, patented or patentable), and tangible embodiments of any of the foregoing, and all related intellectual property rights.
“Third Party” means any Person other than a member of the Solazyme Group, a member of the Bunge Group or a JV Company, and their permitted successors and assigns.
Additional Definitions. Each of the following terms shall have the meaning defined in the corresponding sections of this Agreement indicated below:

Exhibit A - Page 7 * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions

Term	Section Reference
Agreement	Preamble
Effective Date	Preamble
BGI	Preamble
Bunge Netherlands	Preamble

Exhibit A – * Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Bunge Brazil	Preamble
Bunge Group	Preamble
Solazyme, Inc.	Preamble
Solazyme Brazil	Preamble
Solazyme Group	Preamble
Company	Preamble
SB Oils	Preamble
SBO Holdco	Preamble
JV Companies	Preamble
Original Joint Venture Agreement	Recitals
Moema Facility	Recitals
Initial Joint Venture	Recitals
Party	1.2
Dollar	1.2
MT	1.2
Joint Venture	2.1
Business	2.2(a)
Percentage Interest	3.1
Capital Contributions	4.2(a)
Capital Call	4.2(a)
Forecast Period	4.2(b)
Forecast	4.2(b)
Proposing Party	4.5(a)
Declining Party	4.5(a)
Note	4.5(a)
First Maturity Date	4.5(b)
Outside Maturity Date	4.5(b)
Estimated Tax Distributions	4.7(c)
Annual Tax Distribution	4.7(c)
Tax Distributions	4.7(c)
U.S. GAAP	4.8
Regulatory Allocations	5.4(d)
SB Oils Officers	6.1
Board	6.1
Key Managers	6.9
Secondees	6.9
Administrative Services	7.1(b)
R&D	7.2
R&D Parties	7.2(a)
Research and Development Committee	7.2(a)
Project Plans	7.2(a)
Sales Affiliates	7.3(a)
Brazil Affiliates	7.3(b)
Bunge Primary Fields	7.4(a)
Product Launch Date	7.4(a)

Exhibit A – * Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Joint Primary Sales Arrangement	7.4(a)
Parallel Primary Sales Arrangement	7.4(a)
Conditions Precedent	7.4(a)
Joint Primary Targets	7.4(c)
Syrup/Steam Shortfall	7.6(b)
Sellers	7.9(a)
Land	7.9(a)
Deed	7.9(a)
CAR	7.9(a)
Preserved Areas	7.9(a)
Additional Land	7.9(a)
Annual Budget	7.12(a)
Business Plan	7.12(a)
Market Demand Notice	8.3
Cost	8.6(a)
Plus	8.6(a)
Margin	8.6(a)
Contribution Cap	9.1
Article 9 Notice	9.1
Article 9 Response	9.2(a)
HSR Act	10.1
SBDC Approval	10.2
Encapso Sale Price	10.6(c)
SOX Compliance	10.7(f)(ii)
Form 1065	10.8
Tax Matters Partner	10.10
Fiscal Year	10.12
Tax Year	10.12
Lock-Out Period	12.1
Transferring Party	12.2
Remaining Party	12.2(a)(i)
Section 12.2(a) Transfer Notice	12.2(a)(i)
Qualifying Offer	12.2(a)(ii)
Competitor Transfer Offer	12.2(b)(i)
Offered Interest	12.2(b)(i)
Section 12.2(b) Transfer Notice	12.2(b)(i)
Election Notice	12.2(b)(ii)
Target Party	12.3
Section 12.3(a) Notice	12.3(a)
Section 12.3(b) Response Date	12.3(b)
Confidential Information	14.1
Indemnifying Party	15.1
Indemnified Party	15.1
Term	16.1
CPR	17.2(a)
Control	Definition of Affiliate

Exhibit A – * Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Acquired Party	Definition of Change in Control
Projection Period	Definition of EBIT
Solazyme Development Agreement	Definition of JV Agreements
Bunge Development Agreement	Definition of JV Agreements
Cross-License Agreement	Definition of JV Agreements
Administrative Services Agreement	Definition of JV Agreements
Working Capital Agreements	Definition of JV Agreements
Manufacturing and Supply Agreements	Definition of JV Agreements
Sales Affiliate License Agreements	Definition of JV Agreements
Sales and Distribution Agreements	Definition of JV Agreements

Exhibit A – * Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B
JOINT FINANCIAL FORECAST

1

Exhibit 10.23

EXHIBIT C
CALCULATION EXAMPLES
Percentage Interest Adjustment Pursuant to Section 4.4
Example of Funding of Deficiency by Other Party

Aggregate Capital Funded – Party A	60 million
Aggregate Capital Funded – Party B	40 million
Capital Committed to Date	100 million
Initial Percentage Interest – Party A	60% (60/100)
Initial Percentage Interest – Party B	40% (40/100)

Capital Call (each)	10 million
Party A Funds	20 million
Party B Funds	-0-

Aggregate Capital Funded – Party A	80 million
Aggregate Capital Funded – Party B	40 million
Capital Committed to Date	120 million
Initial Percentage Interest – Party A	66.7% (80/120)
Initial Percentage Interest – Party B	33.3% (40/120)

Example of Funding Deficiency not Funded by Other Party

Aggregate Capital Funded – Party A	60 million
Aggregate Capital Funded – Party B	40 million
Capital Committed to Date	100 million
Initial Percentage Interest – Party A	60% (60/100)
Initial Percentage Interest – Party B	40% (40/100)

Capital Call (each)	10 million
Party A Funds	10 million
Party B Funds	-0-

Aggregate Capital Funded – Party A	70 million
Aggregate Capital Funded – Party B	40 million
Capital Committed to Date	110 million
Initial Percentage Interest – Party A	63.6% (70/110)
Initial Percentage Interest – Party B	36.4% (40/110)

1

EXHIBIT D

FORM OF NOTE

Exhibit D – Page 1

EXHIBIT E
APPROVED SOLAZYME CUSTOMERS

Customer	Product
*	* *

Exhibit E – Page 1
* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT F
CAPITAL SPENDING PLAN
*

*	*	*	*	*
*	*	*)	*	*

*

*	*	*	*	*
*	*	*	*	*
*	*	*	*	*
* *	*	*	* *	*
*	*	*	*	*

Exhibit E – Page 1
* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

*

*	*	*	*	*
*	*	*	*	*

*

*

Exhibit E – Page 1
* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT G
CONSUMER PRODUCTS

*	*
*	* * * * * * * * * * * * * * * *
*	* * * * * * * * * *

Exhibit E – Page 1
* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT H
DIRECT COMPETITORS

*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*

*
*	*
*	*
*	*
*	*
*	*
*	*

Exhibit E – Page 1
* Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT I
FORM OF MANUFACTURING AND SUPPLY AGREEMENT

EXHIBIT J
FORM OF SALES AFFILIATE LICENSE AGREEMENT